Exhibit 2.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

by and among

MURPHY GROUP, INC. and ECONTROLS GROUP, INC.

and

SUN HYDRAULICS CORPORATION

dated as of

November 7, 2016

Article I Definitions	1
Article II Purchase and Sale	18

Section 2.01Purchase and Sale18

Section 2.02Purchase Price18

Section 2.03Transactions to be Effected at the Closing.18

Section 2.04Purchase Price Adjustment.19

Section 2.05Closing22

Section 2.06Payment of Contingent Consideration.22

Section 2.07Withholding Tax27

Section 2.08Release of Indemnity Escrow Funds.27

Article III Representations and Warranties of Sellers	28

Section 3.01Organization and Authority of Seller28

Section 3.02Organization, Authority and Qualification of the Company.29

Section 3.03Capitalization.29

Section 3.04Subsidiaries.30

Section 3.05No Conflicts; Consents.31

Section 3.06Financial Statements31

Section 3.07Undisclosed Liabilities32

Section 3.08Absence of Certain Changes, Events and Conditions32

Section 3.09Material Contracts.34

Section 3.10Title to Assets; Real Property.36

Section 3.11Condition and Sufficiency of Assets37

Section 3.12Intellectual Property.37

Section 3.13Inventory39

Section 3.14Accounts Receivable39

Section 3.15Customers and Suppliers.39

Section 3.16Insurance40

Section 3.17Legal Proceedings; Governmental Orders.40

Section 3.18Compliance With Laws; Permits.41

Section 3.19Environmental Matters.41

Section 3.20Employee Benefit Matters.42

Section 3.21Employment Matters.46

Section 3.22Taxes47

Section 3.23Books and Records50

Section 3.24Brokers50

Article IV Representations and Warranties of Buyer	51

Section 4.01Organization and Authority of Buyer51

Section 4.02No Conflicts; Consents51

Section 4.03Investment Purpose51

Section 4.04Brokers52

Section 4.05Sufficiency of Funds52

Section 4.06Legal Proceedings52

Section 4.07Acknowledgement and Representations by Buyer52

Article V Covenants	53

Section 5.01Conduct of Business Prior to the Closing53

Section 5.02Access to Information54

Section 5.03No Solicitation of Other Bids.54

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Section 5.04Notice of Certain Events.55

Section 5.05Resignations56

Section 5.06Confidentiality56

Section 5.07Seller Non-competition; Non-solicitation.56

Section 5.08Governmental Approvals and Consents.57

Section 5.09Books and Records.59

Section 5.10Closing Conditions60

Section 5.11Public Announcements60

Section 5.12R&W Policy60

Section 5.13Financial Statement Preparation60

Section 5.14Further Assurances60

Section 5.15Covered Person Indemnification.60

Section 5.16Legal Representation; Privilege61

Section 5.17Buyer Non-Solicitation62

Article VI Tax Matters	63

Section 6.01Tax Covenants.63

Section 6.02Termination of Existing Tax Sharing Agreements64

Section 6.03Tax Indemnification.64

Section 6.04Straddle Period65

Section 6.05Contests.65

Section 6.06Cooperation and Exchange of Information66

Section 6.07Tax Treatment of Indemnification Payments66

Section 6.08Tax Characterization; Allocation of Purchase Price67

Section 6.09Survival67

Section 6.10Overlap68

Article VII Conditions to Closing	68

Section 7.01Conditions to Obligations of All Parties68

Section 7.02Conditions to Obligations of Buyer68

Section 7.03Conditions to Obligations of Sellers70

Article VIII Indemnification	71

Section 8.01Survival71

Section 8.02Indemnification by Sellers72

Section 8.03Indemnification by Buyer73

Section 8.04Certain Limitations73

Section 8.05Indemnification Procedures75

Section 8.06Tax Treatment of Indemnification Payments79

Section 8.07Exclusive Remedies79

Article IX Termination	80

Section 9.01Termination80

Section 9.02Effect of Termination81

Article X Miscellaneous	81

Section 10.01Expenses81

Section 10.02Notices81

Section 10.03Interpretation82

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Section 10.04Headings83

Section 10.05Severability83

Section 10.06Entire Agreement83

Section 10.07Successors and Assigns83

Section 10.08No Third-party Beneficiaries84

Section 10.09Amendment and Modification; Waiver84

Section 10.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.84

Section 10.11Specific Performance85

Section 10.12Counterparts85

Schedules:

Schedule 2.04 – Sample Working Capital Statement With Working Capital Protocols

Schedule 2.06 – Contingent Consideration Accounting Protocols With Sample Formulary EBITDA Calculation Schedule

Schedule 2.06(g)(iii) – Identified Employees and Definition of Cause

Schedule 5.02 – Outstanding Diligence Items

Schedule 5.15(b) - Directors’ and Officers’ Liability Insurance Policy Coverages

Schedule 6.08 – Purchase Price Allocation For Tax Purposes

Schedule 7.02(d) – Consents Required as Buyer Closing Condition

Exhibits:

Exhibit AForm of Asset Transfer Agreement

Exhibit BForm of Assignment and Release Agreement

Exhibit CForm of Employment Agreement

Exhibit DForm of New Tulsa Lease

Exhibit EForm of Noncompetition and Non-solicitation Agreement (Acquired employees)

Exhibit FForm of Noncompetition and Non-solicitation Agreement (Newco employees)

Exhibit GForm of License Agreements

Exhibit HForm of Supply Agreement

Exhibit IForm of Transition Services Agreements

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Exhibit A

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”), dated as of November 7, 2016, is entered into by and among Murphy Group, Inc., an Oklahoma corporation, EControls Group, Inc., a Texas corporation (each a “Seller” and collectively, the “Sellers”), and Sun Hydraulics Corporation, a Florida corporation (“Buyer”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding Class A Units (the “Class A Units”) of Enovation Controls, LLC, an Oklahoma limited liability company (the “Company”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Class A Units, subject to the terms and conditions set forth herein; and

WHEREAS, immediately prior to the sale of the Class A Units, Sellers shall cause the Company to consummate the Reorganization (as defined herein), pursuant to which, among other things, the Company will contribute, transfer and assign to Genisys Controls, LLC, a newly formed Delaware limited liability company (“Newco”), all of the Company’s right, title and interest in and to certain assets, and Newco will assume certain liabilities of the Company, in each case as set forth in the Asset Transfer Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accelerated Earnout Amount” has the meaning set forth in Section 2.06(h).

“Acquired Business” means the business and operations to be conducted by the Acquired Companies immediately following the effective time of the Reorganization, consisting of the power controls business and the vehicle technologies business currently conducted by the Companies.

“Acquired Companies” means, collectively, the Company and the Acquired Subsidiaries.

“Acquired Contract” means (i) each Contract to which the Company is a party that is identified in the Asset Transfer Agreement as a Retained Contract and (ii) each Contract to which any Acquired Subsidiary is a party.

“Acquired Subsidiary” means each Subsidiary of the Company immediately following the effective time of the Reorganization.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, by or before a Governmental Authority, whether at law or in equity.

“Actual Cash” has the meaning set forth in Section 2.04(b)(i).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” means a schedule to be delivered by the Company to Buyer on the Closing Date setting forth the amount of each payment to be made by Buyer at the Closing from the Initial Consideration pursuant to Section 2.03(a), including Closing Date Indebtedness, unpaid Sellers’ Expenses, the Escrow Amount, the Bonus Amount (including required Tax withholdings with respect thereto), the Profits Interests Amount and the remaining Initial Consideration to be paid directly to Sellers.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Asset Transfer Agreement” means an Asset Transfer Agreement, in the form attached hereto as Exhibit A, to be entered into by the Company and Newco prior to the Closing.

“Assignment and Release Agreement” means an agreement, in the form attached hereto as Exhibit B, entered into simultaneously with the execution hereof but effective only upon the Closing, by and among the Company, Newco and each holder of Profits Interests, pursuant to which each such holder of Profits Interests will (i) transfer to the Company his or her Profits Interests in exchange for a cash payment and/or units of membership interest in Newco and (ii) release the Company from all claims by such holder which such holder may have had by virtue of such holder’s acquisition and ownership of such Profits Interests prior to such transfer.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Baseline EBITDA Amount” has the meaning set forth in Section 2.06(c).

“Baseline Revenue Amount” has the meaning set forth in Section 2.06(b).

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Benefits Look-Back Period” has the meaning set forth in Section 3.20(c).

“Bonus Amount” means the aggregate amount of all retention bonuses, success fees, change of control payments, severance payments and any other payment obligations arising from agreements entered into or obligations incurred by the Companies as of or prior to the Closing and payable to current and former employees of the Companies as a result of or related to the consummation of the transactions contemplated by this Agreement (other than in respect of Profits Interests), plus the employer’s share of payroll Taxes with respect to such amounts, all to be set forth on the Allocation Schedule.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Florida or the State of Texas are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Change of Control” has the meaning set forth in Section 2.06(h).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Grant Thornton LLP.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Class A Units” has the meaning set forth in the recitals.

“Class B Units” means the Class B Units of the Company having the rights set forth in the Operating Agreement.

“Class C Units” means the Class C Units of the Company having the rights set forth in the Operating Agreement.

“Class D Units” means the Class D Units of the Company having the rights set forth in the Operating Agreement.

“Class E Units” means the Class E Units of the Company having the rights set forth in the Operating Agreement.

“Closing” has the meaning set forth in Section 2.05.

“Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Indebtedness” means, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums or similar breakage fees payable as a result of the repayment in full of such amounts at the Closing as contemplated by this Agreement) of the Acquired Companies with respect to indebtedness for borrowed money, including indebtedness evidenced by any note, bond, debenture or other debt security, as of the Closing Date.  Notwithstanding the foregoing, “Closing Date Indebtedness” shall not include:  (i) trade payables and accrued expenses arising in the ordinary course of business, (ii) any obligations under any capital lease and (iii) any undrawn letters of credit.

“Closing Working Capital” means: (i) the Current Assets of the Company, less (ii) the Current Liabilities of the Company, in each case determined as of the close of business on the Closing Date after giving effect to the consummation of the Reorganization.  The Current Assets of the Company, the Current Liabilities of the Company and the Closing Working Capital will be determined consistently with the Sample Working Capital Statement and the Working Capital Protocols.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means the Company and its Subsidiaries, collectively.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means, collectively, all Company Owned Intellectual Property and all Company Licensed Intellectual Property.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Company Intellectual Property to which one of the Companies is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Owned Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Licensed Intellectual Property” means all Intellectual Property that, immediately following the Reorganization, will be licensed to one of the Acquired Companies by third parties.

“Company Owned Intellectual Property” means all Intellectual Property that, immediately following the Reorganization, will be owned by one of the Acquired Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 20, 2016, by and between the Company and Buyer, as amended by that certain First Amendment to Confidentiality Agreement, dated August 2, 2016, by and between the Company and Buyer.

“Contingent Consideration” means the aggregate amount payable by Buyer to Sellers and Newco pursuant to Section 2.06, which aggregate amount shall not, in any event, exceed the sum of Fifty Million, Forty Thousand Dollars ($50,040,000) plus the aggregate amount of Contingent Interest.

“Contingent Consideration Accounting Protocols” means the accounting methods, practices, principles, policies and procedures applicable to the determination of Formulary EBITDA set forth on Schedule 2.06.

“Contingent Interest” has the meaning set forth in Section 2.06(d).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, indentures and other legally binding agreements, commitments, undertakings and arrangements, whether written or oral.

“Covered Persons” has the meaning set forth in Section 5.15(a).

“Current Assets of the Company” means accounts receivable (net of a reserve for uncollectible accounts), inventory (net of an inventory reserve), prepaid expenses and other current assets of the Acquired Companies, but excluding (i) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (ii) deferred Tax assets, (iii) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates and (iv) cash and cash equivalents.

“Current Liabilities of the Company” means accounts payable, accrued Taxes and other accrued current liabilities of the Acquired Companies, but excluding (i) payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, (ii) accrued income taxes or income taxes payable and deferred Tax liabilities and (iii) the current portion of long-term debt.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Disputed Earnout Amounts” has the meaning set forth in Section 2.06(f)(iii).

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” means December 31, 2016, as such date may be extended by written agreement of the parties hereto; provided, however, that if a request for additional information is received from the Federal Trade Commission or the Department of Justice pursuant to the HSR Act, the “Drop Dead Date” shall be extended to the 30th day following certification by Buyer and/or Sellers, as applicable, that Buyer and/or Sellers, as applicable, have substantially complied with such request, but in any event not later than that date which is 270 calendar days after the date hereof.

“Earnout Certificate” has the meaning set forth in Section 2.06(h).

“Earnout Payment” has the meaning set forth in Section 2.06(a).

“Earnout Resolution Period” has the meaning set forth in Section 2.06(f)(ii).

“Earnout Review Period” has the meaning set forth in Section 2.06(b)(i).

“Earnout Statement of Objections” has the meaning set forth in Section 2.06(f)(ii).

“EBITDA Achievement Percentage” has the meaning set forth in Section 2.06(c).

“EBITDA Earnout Payment” has the meaning set forth in Section 2.06(c).

“Employment Agreements” means an employment agreement, in the form attached hereto as Exhibit C, entered into simultaneously with the execution hereof but effective only upon the Closing, between the Company and each of Kennon Guglielmo, Jinger McPeak, Jim Saunders, Chris Cole, Jake Holloway, Rick Martich, Justin Bray, Jake Pratt, Don Wills and Chris Silverman.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right-of-way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Limitations” means (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally, (ii) Laws relating to the availability of specific performance and/or other equitable remedies and (iii) general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Environmental Claim” means any Action alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, Governmental Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice of an Environmental Claim, in each case relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action of a Governmental Authority required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.03(a)(iii).

“Escrow Agent” is defined in Section 2.03(a)(iii).

“Escrow Agreement” is defined in Section 2.03(a)(iii).

“Escrow Amount” has the meaning set forth in Section 2.03(a)(iii).

“Estimated Cash” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Estimated Working Capital Deficit Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Working Capital Excess Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Existing Customers and Suppliers” has the meaning set forth in Section 5.07(a).

“Final Escrow Release Amount” has the meaning set forth in Section 2.08(a).

“Final Escrow Release Date” has the meaning set forth in Section 2.08(a).

“Financial Statements” has the meaning set forth in Section 3.06.

“Foreign Plan” has the meaning set forth in Section 3.20(o).

“Formulary EBITDA” means the net income (or loss), without giving effect to any extraordinary gains or losses, of the Acquired Companies for the applicable Period plus the following amounts (without duplication) solely to the extent that any such item was applied to reduce such combined net income:  (i) interest expense (net of interest income), (ii) federal, state and local income Taxes (net of income Tax credits), (iii) depreciation and amortization expense and (iv) non-cash stock compensation expense.  “Formulary EBITDA” shall be determined in accordance with GAAP practices for computing net income and other inputs to the Formulary EBITDA calculation, applied consistently with the Company’s past accounting practices with respect to the Acquired Companies, except as otherwise specifically provided in the Contingent Consideration Accounting Protocols.  The calculations of Formulary EBITDA for each Period shall be made in a manner consistent with the terms set forth in this definition and, to the greatest extent applicable, the methodology set forth in the Sample Formulary EBITDA Calculation Schedule.

“Fraud” means the intentional or willful misrepresentation by Sellers (or either of them) of facts in this Agreement or the certificate delivered by Sellers pursuant to Section 7.02(h) that constitutes common law fraud under the Laws of the State of Delaware.

“Fundamental Representations” mean the representations and warranties of Sellers in Section 3.01 (Organization and Authority of Seller), Section 3.02(a) (Organization, Authority and Qualification of the Company), Section 3.03 (Capitalization), Section 3.04(a) (Subsidiaries), Section 3.07 (Undisclosed Liabilities), Section 3.22 (Taxes), and Section 3.24 (Brokers); and of Buyer in Section 4.01 (Organization and Authority of Buyer) and Section 4.03 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case whether naturally occurring or man-made, that is classified as hazardous, acutely hazardous or toxic or using words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Escrow Amount” means (i) if the R&W Policy has been obtained and is in full force and effect as of the Closing, One Million, Five Hundred Thousand, Four Hundred Fifty Dollars ($1,500,450) and (ii) if the R&W Policy has not been obtained or is not in full force and effect as of the Closing, Fifteen Million Dollars ($15,000,000).

“Indemnity Escrow Funds” means the Indemnity Escrow Amount together with any earnings thereon pursuant to the Escrow Agreement less the amount of any disbursements made to the Buyer Indemnitees pursuant to Section 8.05(f).

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Individual Representations” has the meaning set forth in Article III.

“Initial Consideration” means Two Hundred Million, Sixty Thousand Dollars ($200,060,000), subject to adjustment pursuant to Section 2.04 hereof.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Escrow Release Amount” has the meaning set forth in Section 2.08(a).

“Interim Escrow Release Date” has the meaning set forth in Section 2.08(a).

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Sellers or Sellers’ Knowledge,” or any other similar knowledge qualification, means the actual knowledge of any of Kennon Guglielmo, Frank Murphy III and Dennis Bunday, after due inquiry of the employees of the Companies who are responsible for the matter in question.  None of the individuals listed in this definition shall have any personal liability or obligations with respect to such Knowledge of Sellers.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree or other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“LIBOR” has the meaning set forth in Section 2.06(d).

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable out-of-pocket attorneys’ and accountants’ fees, the cost of enforcing any right to indemnification hereunder and the cost of pursuing any applicable insurance coverage.

“Material Adverse Change” means any event, occurrence, development or change in facts or circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that events, occurrences, developments or changes in facts or circumstances directly or indirectly arising out of, resulting from or attributable to any of the following shall not be taken into account in determining whether a “Material Adverse Change” has occurred:  (i) general economic or political conditions, including the financial, credit or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (ii) conditions generally affecting the industries in which the Acquired Business operates; (iii) act of war (whether or not declared), armed hostilities, terrorism, riot or civil disorder, or the escalation or worsening thereof, or any natural disaster; (iv) any action required or permitted by this Agreement; (v) any changes or prospective changes in applicable Laws or accounting rules, including GAAP; (vi) the public announcement of this Agreement or the public announcement, pendency or completion of the transactions contemplated by this Agreement; (vii) any failure by the Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period, (viii) any event, occurrence, development or change in facts or circumstances identified in the Disclosure Schedule or about which Buyer had knowledge at any time prior to the effective time of its execution of this Agreement, or (ix) any event, occurrence, development or change in facts or circumstances that abates or is cured prior to the Closing; provided further, however, that any event, occurrence, development or change in facts or circumstances referred to in clause (i) and clause (ii) of this definition shall be taken into account in determining whether a “Material Adverse Change” has occurred to the extent that such event, occurrence, development or change in facts or circumstances has a materially disproportionate effect on the Acquired Business compared to other participants in the industries in which the Acquired Business operates.

“Material Adverse Effect” means a materially adverse effect on (i) the Acquired Business or the results of operations, financial condition or assets of the Acquired Business, taken as a whole, or (ii) the ability of Sellers to consummate the transactions contemplated hereby on or prior to the Drop Dead Date.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Membership Interests” means the Class A Units, Class B Units, Class C Units, Class D Units and Class E Units issued under the Operating Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“New Tulsa Lease” means a Lease Agreement, in the form attached hereto as Exhibit D, with respect to the Real Property located at 5311 S. 122nd East Ave., Tulsa, Oklahoma, to be entered into by the Company and Legacy Capital Group A Limited Partnership at or prior to the Closing.

“Newco” has the meaning set forth in the recitals.

“Newco Business” means the business and operations conducted by the Companies prior to the effective time of the Reorganization with the assets to be transferred to Newco pursuant to the Asset Transfer Agreement.

“Noncompetition and Non-solicitation Agreements” means (i) a Noncompetition and Non-solicitation Agreement, in the form attached hereto as Exhibit E, entered into simultaneously with the execution hereof but effective only upon the Closing, by and between the Company and each of Kennon Guglielmo, Jinger McPeak, Jim Saunders, Chris Cole, Jake Holloway, Rick Martich, Justin Bray, Jake Pratt, Don Wills and Chris Silverman and (ii) a

Noncompetition and Non-solicitation Agreement, in the form attached hereto as Exhibit F, entered into simultaneously with the execution hereof but effective only upon the Closing, between the Company and each of Kennon Guglielmo and Frank Murphy III prior to the Closing.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“NRF” has the meaning set forth in Section 5.16.

“Operating Agreement” means the First Amended and Restated Operating Agreement of Enovation Controls, LLC, adopted effective as of September 29, 2011, as the same was amended by the First Amendment to First Amended and Restated Operating Agreement of Enovation Controls, LLC, entered into as of January 1, 2013, and the Second Amendment to First Amended and Restated Operating Agreement of Enovation Controls, LLC, entered into as of August 20, 2013, and the Third Amendment to First Amended and Restated Operating Agreement of Enovation Controls, LLC, entered into as of January 1, 2014, the Fourth Amendment to First Amended and Restated Operating Agreement of Enovation Controls, LLC, entered into as of May 15, 2015, and the Fifth Amendment to First Amended and Restated Operating Agreement of Enovation Controls, LLC, entered into effective as of July 1, 2016.

“Organizational Documents” means (i) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Outstanding Membership Interests” has the meaning set forth in Section 3.03(a).

“Pending Claim” has the meaning set forth in Section 2.08(a).

“Period” has the meaning set forth in Section 2.06(a).

“Period 1” has the meaning set forth in Section 2.06(a).

“Period 2” has the meaning set forth in Section 2.06(a).

“Period 3” has the meaning set forth in Section 2.06(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including Environmental Permits.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Adjustment Escrow Amount” means Five Hundred Thousand Dollars ($500,000).

“Post-Closing Adjustment Escrow Funds” means the Post-Closing Adjustment Escrow Amount together with any earnings thereon pursuant to the Escrow Agreement.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Acquired Companies for any Post-Closing Tax Period.

“Potential EBITDA Earnout” has the meaning set forth in Section 2.06(c).

“Potential Revenue Earnout” has the meaning set forth in Section 2.06(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. For the avoidance of doubt, the Reorganization shall be deemed to have been consummated in a Pre-Closing Tax Period.

“Pre-Closing Taxes” means Taxes of the Companies for any Pre-Closing Tax Period; provided that, for purposes of clarity, Pre-Closing Taxes shall include all Taxes imposed on or payable by the Companies as a result of the Reorganization and shall not include Taxes imposed on or payable by the Acquired Companies as a result of any Buyer Indemnitee entering into any Contract or transaction following the Closing.

“Pro Rata Share” means 65% for Murphy Group, Inc. and 35% for EControls Group, Inc.

“Profits Interests” means, collectively, the Class B Units, the Class C Units, the Class D Units and the Class E Units.

“Profits Interests Amount” means the aggregate amount of all payments to be made to holders of Profits Interests at the Closing in respect of the Initial Consideration pursuant to the Assignment and Release Agreements, all to be set forth on the Allocation Schedule.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“R&W Policy” means a Buyer-Side Representation and Warranty Insurance Policy that (i) is issued by American International Group, Inc. or its Affiliates or another insurer reasonably acceptable to Buyer, (ii) has an aggregate limit of liability of at least Thirty Million, Nine Thousand Dollars ($30,009,000) and an initial retention amount of no greater than Three Million, Nine Hundred Dollars ($3,000,900) and (iii) contains no exclusions from coverage other than (A) standard exclusions of the insurer (i.e., exclusions that do not arise from the specific circumstances of the Companies or the insurer’s due diligence of, or inability to conduct due diligence of, the Companies and their respective assets, properties, liabilities and businesses), (B) exclusions relating to matters set forth in the Disclosure Schedules and (C) other exclusions that are reasonably acceptable to Buyer.

“Real Property” means the real property owned by, or leased or subleased to, the Companies and utilized by the Companies primarily in the conduct of the Acquired Business, together with all buildings, structures and facilities located thereon.

“Reconciliation Amount” has the meaning set forth in Section 2.04(b)(ii).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandoning, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reorganization” means the transactions contemplated by the Asset Transfer Agreement, including the contribution, transfer and assignment to Newco of all of the Company’s right title and interest in and to assets not involved in the Acquired Business and the assumption by Newco of liabilities of the Company not incurred in connection with the Acquired Business, in each case as set forth in the Asset Transfer Agreement.

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, legal counsel, accountants and other agents and representatives of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Response Actions” has the meaning set forth in Section 8.04(e).

“Restricted Business” means the business of developing, marketing, promoting, distributing, exporting and selling the Restricted Products for intended use in one or more of the Restricted Markets.

“Restricted Markets” means (i) the OEM 30’ and under consumer pleasure boat and personal watercraft market, (ii) the 30’ and over commercial marine market, (iii) the OEM off-road recreational snowmobile, utility-vehicle, and all-terrain vehicle market, (iv) the irrigation pump, generator, de-watering pump, and power-unit stationary engine-driven market, (v) the OEM military vehicle market, (vi) the OEM construction and agricultural equipment market and (vii) the oil and gas exploration market; provided, however, that “Restricted Markets” shall expressly exclude (a) the oil and gas production market and (b) the natural gas compression market.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Restricted Products” means user-interface instrumentation, user interface display, and user interface control products for engine-driven stationary and mobile equipment including (i) LCD based displays (both monochrome and color) ranging in size from 1” to 13” and built for harsh environments, (ii) 3” and smaller mechanical and electro-mechanical gauges, (iii) industrial engine control panels incorporating technologies from clause (i) and clause (ii) along with other engine start/stop/speed control functionality, (iv) electrical power distribution control modules for switching power to pumps, lights, fans, and other auxiliary equipment located on the engine driven application and (v) hydraulic control modules for controlling electro-hydraulic valves, pumps, and motors on stationary and mobile equipment.

“Revenue” means the gross revenue recognized by the Acquired Companies during the applicable Period that is earned in the ordinary and usual course of business (excluding gain or loss from the sale of capitalized assets), determined in accordance with GAAP applied consistently with the Company’s past accounting practices with respect to the Acquired Companies.

“Revenue Achievement Percentage” has the meaning set forth in Section 2.06(b).

“Revenue Earnout Payment” has the meaning set forth in Section 2.06(b).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Sample Formulary EBITDA Calculation Schedule” means the Sample Formulary EBITDA Calculation Schedule attached to the Contingent Consideration Accounting Protocols setting forth for illustrative purposes the calculation of Formulary EBITDA for the nine-month period ended September 30, 2016 based on the internal profit and loss statement of the Company for the Acquired Business for the nine-month period ended September 30 2016, prepared in accordance with the accounting methods, practices, principles, policies and procedures described in the Contingent Consideration Accounting Protocols.

“Sample Working Capital Statement” means the statement attached hereto as Schedule 2.04 setting forth for illustrative purposes the calculation of Closing Working Capital as though the Closing Date were September 30, 2016, prepared in accordance with the Working Capital Protocols.

“Seller” and “Sellers” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Sellers’ Accountants” means Grant Thornton LLP.

“Sellers’ Expenses” means the aggregate of (i) the expenses payable as of the Closing by Sellers or the Companies in connection with the transactions contemplated hereby to any legal counsel, accountants and investment bankers, plus (ii) the premium and related charges (including the underwriting fee) payable for the R&W Policy, plus (iii) the Bonus Amount, plus (iv) the Profits Interests Amount, plus (v) one-half of the fees payable at the Closing to the Escrow Agent, plus (vi) the premium for the directors’ and officers’ liability insurance policy obtained by the Company prior to Closing pursuant to Section 5.15(b).

“Settlement Notice” has the meaning set forth in Section 8.05(b).

“Settlement Rejection Notice” has the meaning set forth in Section 8.05(b).

“Start Date” has the meaning set forth in Section 2.06(a).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiary” means, with respect to any Person, any corporation, partnership (general or limited), limited liability company, association or other business entity which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company or other ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the general partner, managing director, managing member, or other managing Person of such partnership, limited liability company, association or other business entity.  Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Target EBITDA Amount” has the meaning set forth in Section 2.06(c).

“Target Revenue Amount” has the meaning set forth in Section 2.06(b).

“Target Working Capital” means the sum of (i) Six Million, Two Hundred Thousand Dollars ($6,200,000), plus (ii) an amount equal to 100% of the revenue of the Acquired Business during the 30-day period ending on the Closing Date, plus (iii) an amount equal to 41.7% of the revenue of the Acquired Business during the 30-day period ending on the day immediately preceding the period described in clause (ii).  For purposes of this definition, “revenue of the Acquired Business” means the gross revenue recognized by the Companies during the applicable period that is earned in the ordinary and usual course of business of the Acquired Business (excluding gain or loss from the sale of capitalized assets), determined in accordance with GAAP applied consistently with the Company’s past accounting practices.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the entire world.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Asset Transfer Agreement, the Assignment and Release Agreements, the Unit Assignments, the Noncompetition and Non-solicitation Agreements, the Employment Agreements, the Escrow Agreement, the New Tulsa Lease, the Transition Services Agreements, License Agreements, in the forms attached hereto as Exhibit G, to be entered into by the Company and Newco at the Closing, a Supply Agreement, substantially in the form attached hereto as Exhibit H, to be entered into by the Company and Newco at the Closing.

“Transition Services Agreements” means the Transition Services Agreements, substantially in the form attached hereto as Exhibit I, to be entered into by the Company and Newco at the Closing.  The Buyer and the Company shall work together in good faith to finalize the terms of the Transition Services Agreements, and the schedule of services to be provided thereunder, prior to Closing.

“Union” has the meaning set forth in Section 3.21(b).

“Unit Assignment” has the meaning set forth in Section 2.03(c)(i).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and state, local and foreign laws having similar substantive requirements related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Deficit Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Working Capital Excess Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Working Capital Protocols” means the accounting methods, practices, principles, policies, procedures, classifications, judgments and valuation and estimation methodologies used in the preparation of the Sample Working Capital Statement and set forth in Schedule 2.04.

Article II
Purchase and Sale

Purchase and Sale

.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to the Class A Units, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Purchase Price

.  The aggregate purchase price for the Class A Units shall be equal to the sum of the Initial Consideration plus the Contingent Consideration (collectively, the “Purchase Price”).

Section 2.03Transactions to be Effected at the Closing.

(a)At the Closing, Buyer shall pay the Initial Consideration by wire transfer of immediately available funds as follows:

(i)on behalf of Sellers, to such accounts designated in writing by the Company, an amount, in the aggregate, equal to the outstanding amount of the Closing Date Indebtedness to enable the Company to repay such indebtedness;

(ii)on behalf of Sellers, to such accounts designated in writing by the Company, an amount, in the aggregate, equal to the outstanding amount of Sellers’ Expenses (other than the Bonus Amount) not paid prior to Closing to enable Sellers and the Company to pay such Sellers’ Expenses;

(iii)on behalf of Sellers, an amount of cash (the “Escrow Amount”) equal to the sum of (A) the Indemnity Escrow Amount and (B) the Post-Closing Adjustment Escrow Amount, which Escrow Amount shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be in customary form acceptable to Buyer and Sellers and entered into on the Closing Date among Buyer, Sellers and U.S. Bank, N.A. (the “Escrow Agent”);

(iv)on behalf of Sellers, to the Company, an amount equal to the aggregate Bonus Amount to be paid to and for the benefit of each Person entitled to a Bonus Amount, including withholding and employer payroll Taxes as calculated by the Company and set forth on the Allocation Schedule provided to Buyer on the Closing Date, which shall be paid by the Company to the applicable Persons and Governmental Entities;

(v)on behalf of Sellers, to each Person entitled to a Profits Interests Amount, an amount equal to the Profits Interest Amount to be paid to each such Person, as calculated by the Company and set forth on the Allocation Schedule provided to Buyer on the Closing Date; and

(vi)to each Seller, to an account of such Seller designated in writing by such Seller to Buyer no later than two Business Days prior to the Closing Date, an amount equal to the balance of the Initial Consideration due to Sellers multiplied by such Seller’s Pro Rata Share, as calculated by the Company and set forth on the Allocation Schedule provided to Buyer on the Closing Date.

(b)At the Closing, Buyer shall deliver to Sellers the Transaction Documents to which it is a party and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(c)At the Closing:

(i)each Seller shall deliver to Buyer an assignment of the Class A Units held by such Seller to Buyer, in a form reasonably satisfactory to Buyer (the “Unit Assignment”), duly executed by such Seller; and

(ii)Sellers shall deliver to Buyer the other Transaction Documents to which they are a party and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04Purchase Price Adjustment.

(a)Closing Adjustment.

(i)At least three Business Days before the Closing, Sellers shall cause the Company to have completed a physical asset count covering inventory located at its facilities in Tulsa, Oklahoma, San Antonio, Texas, and Salisbury, England (which count a representative of Buyer shall be entitled to observe to the extent requested by Buyer) and, based on such count, to prepare and deliver to Buyer a statement setting forth its good faith estimate of the amount of cash and cash equivalents to be held by the Acquired Companies as of the close of business on the Closing Date after giving effect to the consummation of the Reorganization (“Estimated Cash”) and its good faith estimate of the amount of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated consolidated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein but after giving effect to the Reorganization), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with the accounting methods, practices, principles, policies and procedures described on Schedule 2.04 with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Sample Working Capital Statement.  Sellers shall use commercially reasonable efforts to cause the Acquired Companies to have no more than $250,000 of Estimated Cash (including by distributing any excess cash to the holders of Membership Interests or by transferring any excess cash to Newco pursuant to the Asset Transfer Agreement).

(ii)The “Closing Adjustment” shall be an amount equal to the Estimated Cash plus the Estimated Working Capital Excess Adjustment (if any) or minus the Estimated Working Capital Deficit Adjustment (if any).  “Estimated Working Capital Excess Adjustment” means, if and only if the Estimated Closing Working Capital exceeds the Target

Working Capital by $750,000 or more, an amount equal to the Estimated Closing Working Capital minus the Target Working Capital minus $750,000 (it being understood that if the Estimated Closing Working Capital exceeds the Target Working Capital by less than $750,000 or if the Estimated Closing Working Capital does not exceed the Target Working Capital, the “Estimated Working Capital Excess Adjustment” shall be zero).  “Estimated Working Capital Deficit Adjustment” means, if and only if the Target Working Capital exceeds the Estimated Closing Working Capital by $750,000 or more, an amount equal to the Target Working Capital minus the Estimated Closing Working Capital minus $750,000 (it being understood that if the Target Working Capital exceeds the Estimated Closing Working Capital by less than $750,000 or if the Target Working Capital does not exceed the Estimated Closing Working Capital, the “Estimated Working Capital Deficit Adjustment” shall be zero).  If the Closing Adjustment is a positive number, the Initial Consideration and the Purchase Price shall be increased by the amount of the Closing Adjustment.  If the Closing Adjustment is a negative number, the Initial Consideration and the Purchase Price shall be reduced by the amount of the Closing Adjustment.

(b)Post-Closing Adjustment.

(i)Within 60 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of the amount of cash and cash equivalents held by the Acquired Companies determined as of the close of business on the Closing Date after giving effect to the consummation of the Reorganization (the “Actual Cash”) and the amount of Closing Working Capital, which statement shall contain a consolidated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein, but after giving effect to the Reorganization), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with the accounting methods, practices, principles, policies and procedures described on Schedule 2.04 with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Sample Working Capital Statement.

(ii)The “Post-Closing Adjustment” shall be an amount equal to the Actual Cash plus the Working Capital Excess Adjustment (if any) or minus the Working Capital Deficit Adjustment (if any).  “Working Capital Excess Adjustment” means, if and only if the Closing Working Capital exceeds the Target Working Capital by $750,000 or more, an amount equal to the Closing Working Capital minus the Target Working Capital minus $750,000 (it being understood that if the Closing Working Capital exceeds the Target Working Capital by less than $750,000 or if the Closing Working Capital does not exceed the Target Working Capital, the “Working Capital Excess Adjustment” shall be zero).  “Working Capital Deficit Adjustment” means, if and only if the Target Working Capital exceeds the Closing Working Capital by $750,000 or more, an amount equal to the Target Working Capital minus the Closing Working Capital minus $750,000 (it being understood that if the Target Working Capital exceeds the Closing Working Capital by less than $750,000 or if the Target Working Capital does not exceed the Closing Working Capital, the “Working Capital Deficit Adjustment” shall be zero).  The “Reconciliation Amount” shall be an amount equal to the Post-Closing Adjustment minus the Closing Adjustment.  If the Reconciliation Amount is a positive number, then, within three (3) Business Days of the final determination of the Post-Closing Adjustment (including any

Review Period and/or Resolution Period as may be required pursuant to Section 2.04(c) below), (A) Buyer shall pay to Sellers an amount equal to the Reconciliation Amount, but not more than $500,000, by wire transfer of immediately available funds to such account as is directed by Sellers and (B) Sellers and Buyer shall provide written instructions to the Escrow Agent instructing the Escrow Agent to release all of the Post-Closing Adjustment Escrow Funds to Sellers.  If the Reconciliation Amount is a negative number, Sellers and Buyer shall provide written instructions to the Escrow Agent within three (3) Business Days of the final determination of the Post-Closing Adjustment (including any Review Period and/or Resolution Period as may be required pursuant to Section 2.04(c) below) instructing the Escrow Agent to release to Buyer from the Post-Closing Adjustment Escrow Funds an amount equal to the Reconciliation Amount and to release the remaining Post-Closing Adjustment Escrow Funds, if any, to Sellers. Sellers shall have no liability for a Reconciliation Amount in excess of the amount of the Post-Closing Adjustment Escrow Amount.

(c)Examination and Review.

(i)Examination. After receipt of the Closing Working Capital Statement, Sellers shall have 30 days (the “Review Period”) to review and object to the Closing Working Capital Statement. During the Review Period, Sellers and Sellers’ Accountants shall have full access to the books and records of the Acquired Companies, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Acquired Companies.

(ii)Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement, with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Atlanta office of Crowe Horwath LLP or, if Crowe Horwath LLP is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’

Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall decide only the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Initial Consideration and the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Closing

. Subject to the terms and conditions of this Agreement, the purchase and sale of the Class A Units contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern time, no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Shumaker, Loop & Kendrick, LLP, 101 E. Kennedy Blvd., Suite 2800, Tampa, Florida, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06Payment of Contingent Consideration.

(a)Earnout Payments and Periods. After the Closing, Buyer will make additional payments of Purchase Price (each, an “Earnout Payment”) on the terms and subject to the conditions set forth in this Section 2.06.  Except as otherwise provided in Section 2.06(h), Earnout Payments will be calculated with respect to three periods (each, a “Period”):  (i) the period beginning on the first day of the first fiscal month of Buyer that begins after the Closing Date (the “Start Date”) and ending on the last day of the ninth (9th) fiscal month of Buyer that begins after the Closing Date (“Period 1”), (ii) the period beginning on the Start Date and ending on the last day of the eighteenth (18th) fiscal month of Buyer that begins after the Closing Date (“Period 2”) and (iii) the period beginning on the Start Date and ending on the last day of the twenty-seventh (27th) fiscal month of Buyer that begins after the Closing Date (“Period 3”); provided, however, that if the Closing Date occurs during the first half of a fiscal month of Buyer, (A) the Start Date will be the Business Day immediately following the Closing Date and (B) the Baseline Revenue Amount, Target Revenue Amount, Baseline EBITDA Amount and

Target EBITDA Amount for each Period that is used to calculate the Earnout Payments shall be adjusted by multiplying the amount specified therefor in Section 2.06(b) and Section 2.06(c), as applicable, by a fraction, (1) the numerator of which is the number of days in such Period after giving effect to this proviso and (2) the denominator of which is the number of days that would have been in such Period had the Start Date been the first day of the fiscal month of Buyer in which the Start Date occurs.  With respect to each Period, Buyer shall make an Earnout Payment with respect to each of Revenue and Formulary EBITDA, subject to the satisfaction of the requisite conditions set forth in Section 2.06(b) and Section 2.06(c), as applicable.

(b)Earnout Payments in Respect of Revenue.  Buyer will make an Earnout Payment in respect of Revenue (each, a “Revenue Earnout Payment”) with respect to each Period in which the Revenue for such Period exceeds the Baseline Revenue Amount for such Period.  The “Baseline Revenue Amount” shall be $61,927,500 for Period 1, $123,855,000 for Period 2 and $185,782,500 for Period 3.  The Revenue Earnout Payment for each Period shall equal an amount (but not less than zero and not more than the Potential Revenue Earnout for such Period) equal to the Revenue Achievement Percentage for such Period multiplied by the Potential Revenue Earnout for such Period.  The “Potential Revenue Earnout” shall be $12,510,000 for Period 1, $25,020,000 (less the amount of any Revenue Earnout Payment made in respect of Period 1) for Period 2 and $37,530,000 (less the amount of any Revenue Earnout Payments made in respect of Period 1 and Period 2) for Period 3.  The “Revenue Achievement Percentage” for each Period shall be the percentage (but not less than zero percent (0%) and not more than one hundred percent (100%)) obtained by dividing (i) the Revenue for such Period minus the Baseline Revenue Amount for such Period by (ii) the Target Revenue Amount for such Period minus the Baseline Revenue Amount for such Period.  The “Target Revenue Amount” shall be $69,683,264 for Period 1, $146,371,862 for Period 2 and $236,071,899 for Period 3.

(c)Earnout Payments in Respect of Formulary EBITDA. Buyer will make an Earnout Payment in respect of Formulary EBITDA (each, an “EBITDA Earnout Payment”) with respect to each Period in which the Formulary EBITDA for such Period exceeds the Baseline EBITDA Amount for such Period.  The “Baseline EBITDA Amount” shall be $12,505,000 for Period 1, $25,010,000 for Period 2 and $37,515,000 for Period 3.  The EBITDA Earnout Payment for each Period shall equal an amount (but not less than zero and not more than the Potential EBITDA Earnout for such Period) equal to the EBITDA Achievement Percentage for such Period multiplied by the Potential EBITDA Earnout for such Period.  The “Potential EBITDA Earnout” shall be $4,170,000 for Period 1, $8,340,000 (less the amount of any EBITDA Earnout Payment made in respect of Period 1) for Period 2 and $12,510,000 (less the amount of any EBITDA Earnout Payments made in respect of Period 1 and Period 2) for Period 3.  The “EBITDA Achievement Percentage” for each Period shall be the percentage (but not less than zero percent (0%) and not more than one hundred percent (100%)) obtained by dividing (i) the Formulary EBITDA for such Period minus the Baseline EBITDA Amount for such Period by (ii) the Target EBITDA Amount for such Period minus the Baseline EBITDA Amount for such Period.  The “Target EBITDA Amount” shall be $14,110,714 for Period 1, $29,713,176 for Period 2 and $48,087,181 for Period 3.

(d)Contingent Interest.  Each Earnout Payment will accrue interest (“Contingent Interest”) from the Closing Date until the date on which such Earnout Payment is made at a variable per annum rate equal to LIBOR plus 125 basis points (1.25%) (except that if any

Earnout Payment is not paid when due, the per annum rate to be applied after such due date until the date on which the Earnout Payment is made shall equal LIBOR plus ten percent (10.00%)).  “LIBOR” means, with respect to any day on which Contingent Interest accrues, the 30-day LIBOR rate in effect on the first business day of the calendar month that includes such day, as reported by The Wall Street Journal.  All accrued and unpaid Contingent Interest will be payable in arrears and paid together with the corresponding Earnout Payment.  Interest will be computed for the actual number of days elapsed on the basis of a year consisting of 365 or 366 days, as the case may be, and will not be subject to compounding.

(e)Earnout Certificate and Payment of Undisputed Amount.  As soon as practicable after the end of each Period (but in no event later than the fortieth (40th) day following the end of such Period), (i) Buyer shall deliver to Sellers a certificate executed by the Chief Financial Officer of Buyer (each, an “Earnout Certificate”), setting forth Buyer’s determination of the Revenue and Formulary EBITDA for such Period and Buyer’s calculation of the Revenue Earnout Payment and EBITDA Earnout Payment in accordance with the terms of this Agreement for such Period and (ii) Buyer shall pay to Sellers an aggregate amount equal to the sum of the Revenue Earnout Payment and EBITDA Earnout Payment, if any, for such Period set forth in the Earnout Certificate, together with all accrued but unpaid Contingent Interest, by wire transfer of immediately available funds.

(f)Examination and Review; Dispute Resolution.

(i)Examination. After receipt of the Earnout Certificate for each Period, Sellers shall have 30 days (the “Earnout Review Period”) to review and object to the Earnout Certificate. During the Earnout Review Period, Sellers and Sellers’ Accountants shall have full access to the books and records of the Acquired Companies, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the determinations and calculations set forth in the Earnout Certificate as Sellers may reasonably request for the purpose of reviewing such determinations and calculations and to prepare an Earnout Statement of Objections (defined below), provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Acquired Companies.

(ii)Objection. On or prior to the last day of the Earnout Review Period, Sellers may object to one or more of the determinations and calculations set forth in the Earnout Certificate by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed amount and the basis for Sellers’ disagreement therewith (the “Earnout Statement of Objections”). If Sellers fail to deliver the Earnout Statement of Objections before the expiration of the Earnout Review Period, the Earnout Certificate for such Period and the amount of the Earnout Payments set forth in such Earnout Certificate shall be deemed to have been accepted by Sellers.  If Sellers deliver the Earnout Statement of Objections before the expiration of the Earnout Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Earnout Statement of Objections (the “Earnout Resolution Period”), and, if the same is so resolved within the Earnout Resolution Period, the calculation of the Earnout Payments for such Period, with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Earnout Statement of Objections before expiration of the Earnout Resolution Period, then any amounts remaining in dispute (“Disputed Earnout Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Earnout Amounts only and make any adjustments to the Earnout Payments for such Period.  The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall decide only the specific items under dispute by the parties and their decision for each Disputed Earnout Amount must be within the range of values assigned to each such item in the Earnout Certificate and the Earnout Statement of Objections, respectively.

(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Earnout Amounts and their adjustments to the applicable Earnout Payments shall be conclusive and binding upon the parties hereto.

(vi)Payment of Adjustment. Any increase in the amount of the Earnout Payments agreed to by Buyer, or determined by the Independent Accountant, together with Contingent Interest accrued thereon, shall be due within five Business Days following such agreement or determination and be paid in the manner set forth in Section 2.06(e)(ii).

(g)Earnout Protection Covenants.  Buyer covenants to Sellers that at all times during the period beginning on the Closing Date and ending on the last day of Period 3, Buyer shall, and shall cause its Affiliates (including the Acquired Companies) to, comply with, observe and satisfy the following obligations and restrictions:

(i)Buyer will maintain the Acquired Companies on a stand-alone basis.  Without the prior consent of Kennon Guglielmo, Buyer shall not incorporate any other business into the Acquired Business or dispose of the Acquired Business or any material assets of the Acquired Companies (other than the sale of inventory in the ordinary course of business, consistent with past practice).  The integration of High Country Tek, Inc. into the Acquired Business shall be an exception to this Section 2.06(g)(i) only if such integration does not negatively affect the Earnout Payment for any Period.

(ii)Buyer will operate the Acquired Companies in the ordinary course of business, consistent with the past practice of the Acquired Business, and will provide the Acquired Companies with adequate working capital in which to conduct the Acquired Business in the ordinary course of business, consistent with the past practice of the Acquired Business but taking into account the growth in the Acquired Business necessary to satisfy the conditions to the Earnout Payments.

(iii)Buyer shall not terminate the employment of any employee of the Acquired Companies set forth on Schedule 2.06(g)(iii), except for cause (having the meaning set forth in Schedule 2.06(g)(iii)), without the prior written consent of Kennon Guglielmo (which consent may be granted or withheld in his sole and absolute discretion).  Buyer shall not transfer or re-assign any employee of the Acquired Companies to Buyer or any of Buyer’s other Affiliates without the prior written consent of Kennon Guglielmo (which consent shall not be unreasonably conditioned, withheld or delayed (which reasonability shall be judged from the perspective of a Seller) with respect to any employee of the Acquired Companies not set forth on Schedule 2.06(g)(iii)).  In the event of any attrition in the workforce of the Acquired Companies, Buyer will use commercially reasonable efforts to promptly retain comparably skilled and experienced replacement workers, except to the extent that the hiring of any replacement worker would not be commercially reasonable in light of the likelihood of the underutilization of such worker in the Acquired Business.

(iv)Kennon Guglielmo shall determine the amount of funds to be expended by the Acquired Companies for research and development and for marketing and sales using his commercially reasonable discretion; provided, however, that, without the prior written consent of Buyer, (1) the amount of funds expended by the Acquired Companies during any fiscal quarter of Buyer for research and development may not exceed ten percent (10%) of Projected Revenue and (2) the amount of funds expended by the Acquired Companies during any fiscal quarter of Buyer for marketing and sales may not exceed thirteen percent (13%) of Projected Revenue.  “Projected Revenue” means, for any fiscal quarter of Buyer, the Revenue projected for such quarter by Kennon Guglielmo, which projections shall be updated quarterly from the annual budget based on current market conditions and actual results through such time.  Buyer will take all necessary action to facilitate, and to not restrict, the expenditure of funds by the Acquired Companies that is contemplated by this Section 2.06(g)(iv).

(v)Buyer shall not allocate to the Acquired Companies any amount of expenses relating to the operations of Buyer and its Affiliates generally, including any allocation of general corporate overhead, administrative or management fees, charges or other expenses.

(vi)In addition to, and without limitation of, the foregoing covenants, (A) Buyer will use its commercially reasonable efforts to cause the Acquired Business to maximize the recognition of Revenue and achievement of Formulary EBITDA during each of the Periods and (B) Buyer shall not enter into any transaction or take or omit to take any action that is primarily motivated by an intention, or of which the primary purpose is, to reduce, avoid or delay the payment of any Earnout Payment.

(h)Change of Control.  If a Buyer Change of Control occurs at any time during the period beginning on the Closing Date and ending on the last day of Period 3, Buyer shall, contemporaneously with the effectiveness of such Buyer Change of Control, make a final Earnout Payment in an amount (the “Accelerated Earnout Amount”) equal to Fifty Million, Forty Thousand Dollars ($50,040,000) less the aggregate amount of all Earnout Payments previously paid by Buyer pursuant to this Section 2.06, without regard to the amount of Revenue or Formulary EBITDA accumulated as of such time.  Buyer shall pay to Sellers the Accelerated Earnout Amount, together with all accrued but unpaid Contingent Interest, by wire transfer of immediately available funds.  Upon the payment of such amounts, the obligations of Buyer to make any further Earnout Payments pursuant Section 2.06(b) and Section 2.06(c) and to comply with the covenants set forth in Section 2.06(g) shall terminate.  “Buyer Change of Control” means any of the following events:

(i)the sale, lease, exchange or other disposition (other than a mortgage, pledge, hypothecation or grant of any other security interest to secure a bona fide obligation to repay borrowed money) of fifty percent (50%) or more of the assets or profit- or revenue-generating capacity of Buyer and its Subsidiaries, taken together;

(ii)the consummation of a merger or consolidation of Buyer with or into any other corporation or other entity in which the holders of the voting securities of Buyer immediately prior to such merger or consolidation do not hold, immediately following such merger or consolidation, securities of the surviving entity in such merger or consolidation (or any parent thereof) representing fifty percent (50%) or more of the combined voting power of such Person’s then-outstanding securities;

(iii)the consummation of any other transaction or series of related transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any person (within the meaning given in Section 3(a)(9) of the Exchange Act of 1934, as amended, as modified and used in Section 13(d) and Section 14(d) thereof) directly or indirectly becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) of voting securities of Buyer representing fifty percent (50%) or more of the combined voting power of Buyer’s then-outstanding securities; or

(iv)the approval by the stockholders of Buyer of a plan of complete liquidation or dissolution of Buyer.

Withholding Tax

. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of federal income Tax Law; provided that Buyer shall notify Sellers in writing at least five Business Days’ prior to the Closing Date of any intended Tax withholding, and shall consult in good faith with Sellers with respect thereto. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 2.08Release of Indemnity Escrow Funds.

(a)On the date that is 18 months following the Closing Date (or, if such date is not a Business Day, then the first (1st) Business Day thereafter) (the “Final Escrow Release Date”), the Escrow Agent shall pay to Sellers, in accordance with the terms of the Escrow Agreement, the amount (the “Final Escrow Release Amount”) by which the Indemnity Escrow Funds exceed the aggregate amount of all Pending Claims as of the Final Escrow Release Date.  If the R&W Policy is obtained and it provides for a reduction in the insurance retention amount prior to the Final Escrow Release Date, then on the effective date of such reduction (or, if such date is not a Business Day, then the first (1st) Business Day thereafter) (the “Interim Escrow Release Date”), the Escrow Agent shall pay to Sellers, in accordance with the terms of the Escrow Agreement, the amount (the “Interim Escrow Release Amount”) by which the Indemnity

Escrow Funds exceed an amount equal to (i) such reduced insurance retention amount plus (ii) the aggregate amount of all Pending Claims as of the Interim Escrow Release Date, minus (iii) the Basket.  “Pending Claim” means, without duplication, an outstanding and unresolved claim for indemnification set forth in a written notice of a Third Party Claim given to Sellers pursuant to Section 8.05(a), a written notice of a Direct Claim given to Sellers pursuant to Section 8.05(c) or a Loss Certificate given to Sellers pursuant to Section 8.05(e), in each case delivered prior to the Interim Escrow Release Date or the Final Escrow Release Date, as applicable.  The amount of each Pending Claim shall be (A) with respect to a claim described in a Loss Certificate, the amount of Losses set forth in such Loss Certificate for which indemnification is sought and (B) with respect to a claim made in a written notice of a Third Party Claim or Direct Claim for which a Loss Certificate has not been delivered, Buyer’s good faith estimate of the maximum amount of Losses for which indemnification will be sought with respect to such claim, as set forth in a written notice delivered to Sellers and the Escrow Agent prior to the Interim Escrow Release Date or the Final Escrow Release Date, as applicable.

(b)As and to the extent any Pending Claim is resolved (and, if any Indemnity Escrow Funds are to be released to Buyer Indemnitees in connection with such Pending Claim, following such release), the Escrow Agent shall pay to Sellers, in accordance with the terms of the Escrow Agreement, the amount of any remaining Indemnity Escrow Funds reserved from the Interim Escrow Release Amount or the Final Escrow Release Amount, as applicable, on account of such Pending Claim.

(c)Buyer and Sellers shall promptly deliver joint written instructions to the Escrow Agent in respect of each release or payment of Indemnity Escrow Funds required to be made pursuant to this Agreement.

Article III
Representations and Warranties of Sellers

Except as set forth in the Disclosure Schedules, Sellers represent and warrant severally, but not jointly and severally, to Buyer that the statements contained in this Article III are true and correct as of the date hereof (except that each Seller makes the representations and warranties set forth in Section 3.01 and in Section 3.03(b) (the “Individual Representations”) only with respect to itself).

Organization and Authority of Seller

. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its state of organization. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by the

Enforceability Limitations. When each other Transaction Document to which Seller is to be a party has been duly executed and delivered by Seller at the Closing (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 3.02Organization, Authority and Qualification of the Company.

(a)The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. All actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized by all necessary limited liability company action on the part of the Company on or prior to the Closing Date.

(b)Section 3.02(b) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.03Capitalization.

(a)As of the date hereof, the authorized capital of the Company consists of 1,533,788 Units, consisting of 10,000 Class A Units, 746,471 Class B Units, 210,319 Class C Units, 100,000 Class D Units and 100,000 Class E Units, of which 10,000 Class A Units, 764,238 Class B Units, 160,712 Class C Units, 40,000 Class D Units and 12,820 Class E Units are issued and outstanding (the “Outstanding Membership Interests”).  All of the Outstanding Membership Interests have been duly authorized, validly issued and are fully paid and nonassessable. Except for the Outstanding Membership Interests, no (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, (iii) options or other rights to acquire from the Company any equity securities of the Company or securities of the Company convertible into or exchangeable for equity securities of the Company, and (iv) obligations of the Company to issue any equity securities of the Company or securities of the Company convertible into or exchangeable for equity securities of the Company, are outstanding.  The Class B Units, Class C Units, Class D Units and Class E Units will be redeemed immediately prior to the Closing pursuant to the Assignment and Release Agreements, and the Class A Units will constitute 100% of the total issued and outstanding Membership Interests in the Company as of the Closing. Upon consummation of the transactions contemplated by this Agreement at the Closing, Buyer shall own all of the outstanding Membership Interests.

(b)Each Seller is the record owner of and has good and valid title to its Pro Rata Share of the Class A Units, free and clear of all Encumbrances.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Class A Units of each Seller, free and clear of all Encumbrances.

(c)All of the Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Sellers or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(d)Other than the Operating Agreement and other than the Company’s rights of repurchase set forth in the grant agreements for the Profits Interests, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

(e)The Profits Interests Amount to be paid to each holder or former holder of Class B Units, Class C Units, Class D Units, and Class E Units and the amount of the Initial Consideration to be paid to each Seller, as set forth in the Allocation Schedule delivered to Buyer by the Company on the Closing Date, shall be true and correct in all material respects.

Section 3.04Subsidiaries.

(a)Section 3.04(a) of the Disclosure Schedules sets forth a list of all Subsidiaries of the Company as of the date of this Agreement, together with the state or other jurisdiction under whose laws the Subsidiary was organized, and an indication of which of such Subsidiaries will be Acquired Subsidiaries.  Each of the Acquired Subsidiaries is duly organized, validly existing and in good standing under the Laws of the state or jurisdiction under whose laws it was organized, and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. All of the outstanding capital stock of, or other ownership interest in, each Acquired Subsidiary is owned beneficially by the Company, directly or indirectly, and of record by the Company or another Acquired Subsidiary, and is validly issued, fully paid and nonassessable.  Except for the outstanding capital stock of or other ownership interest in the Acquired Subsidiaries described in the preceding sentence, with respect to each Acquired Subsidiary, no (a) equity securities of such Acquired Subsidiary, (b) securities of such Acquired Subsidiary convertible into or exchangeable for equity securities of such Acquired Subsidiary, (c) options or other rights to acquire from such Acquired Subsidiary any equity securities of such Acquired Subsidiary or securities of such Acquired Subsidiary convertible into or exchangeable for equity securities of such Acquired Subsidiary, and (d) obligations of such Acquired Subsidiary to issue any equity securities of such Acquired Subsidiary or securities of such Acquired Subsidiary convertible into or exchangeable for equity securities of such Acquired Subsidiary, are outstanding.

(b)Section 3.04(b) of the Disclosure Schedules sets forth each jurisdiction in which each Acquired Subsidiary is licensed or qualified to do business.  Each Acquired Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

No Conflicts; Consents.

The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller or the Company or any Acquired Subsidiary; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent of, notice to or other action by any Person under, conflict in any material respect with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of any material right under or create in any party the right to accelerate any material right under, terminate, modify or cancel any Material Contract or any material Permit affecting the Acquired Business or the properties or assets of the Company or an Acquired Subsidiary; (d) require the consent of, notice to or other action by any Person under any Contract to which such Seller is a party; (e) require the consent of, notice to or other action by any Person under any Contract to be assigned to Newco pursuant to the Asset Transfer Agreement the failure of which to obtain would have a Material Adverse Effect; or (f) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or an Acquired Subsidiary. No consent, approval, Permit, Governmental Order or declaration from, or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers, the Company or an Acquired Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Financial Statements

.  Sellers have made available to Buyer the following financial statements with respect to the Acquired Business (the “Financial Statements”):  (a) an unaudited statement of net asset and liabilities of the Acquired Business as of each of December 31, 2014, and December 31, 2015, and the related statements of income of the Acquired Business for each of the years then ended (the “Annual Financial Statements”) and (b) the unaudited statement of net asset and liabilities of the Acquired Business as of September 30, 2016, and the related statements of income of the Acquired Business for the eight-month period then ended (the “Interim Financial Statements”).  The Financial Statements are derived from the audited consolidated financial statements of the Company, which have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and to the absence of footnotes.  The Financial Statements fairly present in all material respects the financial condition of the Acquired Business as of the dates of, and for the periods covered by, such Financial Statements.  The unaudited statement of net asset and liabilities of the Acquired Business as of September 30, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.  The Company maintains a standard system of accounting established and administered in all materials respects in accordance with GAAP.  The Company maintains books and records reflecting the assets and liabilities of the Companies that are accurate in all material respects and the Company maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii)

transactions are recorded as necessary to prepare the consolidated financial statements of the Company and the Company Subsidiaries and to maintain accountability for the Company’s and the Company Subsidiaries’ consolidated assets; (iii) access to the Company’s and the Company Subsidiaries’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s and the Company Subsidiaries’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has not documented its system of internal accounting controls, or performed internal audit testing, in accordance with the Sarbanes–Oxley Act of 2002, as amended, and the regulations promulgated thereunder, and, subject to such limitations, to Sellers’ Knowledge, there are no significant deficiencies or material weaknesses in the Company’s internal accounting controls. To Sellers’ Knowledge, there is no fraud, suspected fraud or allegation of fraud affecting the Company or any of the Company Subsidiaries by management of the Company or any of the Company Subsidiaries, employees who have significant roles in the Company’s or any Company Subsidiary’s internal accounting controls or other employees of the Company or any of the Company Subsidiaries whose fraud could have a material adverse effect on the consolidated financial statements of the Company.

Undisclosed Liabilities

.  After giving effect to the Reorganization pursuant to the Asset Transfer Agreement, the Acquired Companies will have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) Liabilities that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) the Current Liabilities of the Company, (c) executory Liabilities under the Acquired Contracts, (d) Liabilities of the Acquired Companies under any Transaction Document that are to be satisfied, performed or discharged after the Closing and (e) other Liabilities that have arisen or been incurred in the ordinary course of business of the Acquired Business, consistent with past practice, since the Balance Sheet Date.

Absence of Certain Changes, Events and Conditions

. Between January 1, 2016 and the date of this Agreement, other than in the ordinary course of business consistent with past practice or as set forth in Section 3.08 of the Disclosure Schedules, there has not been, with respect to the Company or any of its Subsidiaries, as applicable, any:

(a)Material Adverse Change;

(b)amendment of the Organizational Documents of any of the Companies;

(c)split, combination or reclassification of any membership interests in the Company;

(d)issuance by the Company of any membership interests in the Company or grant by the Company of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(e)redemption, purchase or acquisition of any of the Company’s outstanding membership interests;

(f)sale or other disposition of, or creation of any Encumbrance on, any Class A Units or, to Sellers’ Knowledge, any other membership interests in the Company;

(g)material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(h)material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i)entry by any of the Companies into any Contract that constitutes a Material Contract;

(j)incurrence, assumption or guarantee by any of the Companies of any indebtedness for borrowed money;

(k)transfer, assignment, sale or other disposition of any assets shown or reflected in the Balance Sheet;

(l)transfer, assignment or exclusive grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(m)material damage, destruction or loss (whether or not covered by insurance) to any assets shown or reflected in the Balance Sheet or acquired in respect of the Acquired Business since the Balance Sheet Date;

(n)capital investment in, or any loan to, any other Person;

(o)termination of, material modification to or cancellation of any Contract material to the Acquired Business (including, but not limited to, any Material Contract) to which any of the Companies is a party or by which it is bound;

(p)imposition of any Encumbrance, other than a Permitted Encumbrance, upon any of the Companies’ properties or assets shown or reflected in the Balance Sheet, tangible or intangible;

(q)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(r)hiring or promoting any person except to fill a vacancy in the ordinary course of business;

(s)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)loan by the Companies to (or forgiveness of any loan to), or entry into any other material transaction with, any of its members or current or former managers, officers and employees;

(u)entry into a new line of business or abandonment or discontinuance of existing lines of business (other than as a result of the Reorganization);

(v)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(y)action by the Company to make, change or rescind any Tax election or amend any Tax Return, except as required by Law; or

(z)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09Material Contracts.

(a)Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts to which any of the Companies is a party (such Contracts, together with all Contracts concerning Real Property described in the second and third sentences of Section 3.10(b) and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)each Acquired Contract involving aggregate consideration in excess of $150,000 and which cannot be cancelled by the Company or its Subsidiary that is party thereto without penalty or without more than 90 days’ notice;

(ii)all Contracts that require one or more of the Companies to purchase their total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)all Contracts that provide for the indemnification by any of the Companies of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)all Contracts that relate to the acquisition or disposition by any of the Companies of any business or a material amount of equity or assets of any other Person (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)all Acquired Contracts that are broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)all Acquired Contracts with any employee or independent contractor of or consultant (or similar arrangements) to the Companies that are not cancellable or terminable without material penalty or without more than 90 days’ notice;

(vii)except for Contracts relating to trade payables and accrued expenses arising in the ordinary course of business, all Contracts relating to indebtedness (including, without limitation, guarantees) of any of the Companies;

(viii)all Contracts that limit or purport to limit the ability of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)any Contract that provides for any joint venture, partnership or similar arrangement (other than the Organizational Documents of the Subsidiaries of the Company);

(x)any Acquired Contract with any Seller or any Affiliate of any Seller (other than a Contract that is solely between one or more Acquired Companies);

(xi)all collective bargaining agreements or Contracts with any Union to which any of the Companies is a party; and

(xii)any other Contract that is material to the Acquired Business and not described above in this Section 3.09(a).

Notwithstanding the foregoing, “Material Contracts” does not include (and Section 3.09(a) of the Disclosure Schedules need not list) any Contract that has expired or been terminated and under which no party thereto has any obligations, fixed or contingent, as of the date of this Agreement.

(b)Each Material Contract that is an Acquired Contract is a valid and legally binding agreement of the Company or its Subsidiary that is party thereto and, to Seller’s Knowledge, of each other party to such Material Contract.  Each Material Contract that is an Acquired Contract is enforceable against the Company or its Subsidiary that is party thereto and, to Sellers’

Knowledge, against each other party to such Acquired Contract, in each case in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.  Neither the Companies nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract that is an Acquired Contract. To Sellers Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract that is an Acquired Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  A complete and correct copy of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder as of the date of this Agreement) has been made available to Buyer.

(c)None of the Companies are, and have not been during the five (5) year period immediately preceding the date of this Agreement (the “General Look-Back Period”), party to any Contract with any Governmental Authority.  None of the Companies have been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.10Title to Assets; Real Property.

(a)As of the date of this Agreement, the Companies have (and as of the Closing and after giving effect to the Reorganization, the Acquired Companies will have) good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and all personal property and other assets reflected on the Balance Sheet or acquired in respect of the Acquired Business after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)Encumbrances set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP;

(iii)mechanics, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice;

(iv)Encumbrances consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers;

(v)easements, rights-of-way, zoning ordinances, building codes and other similar Encumbrances affecting the Real Property that do not materially interfere with the present use of such Real Property in the conduct of the Acquired Business;

(vi)with respect to leased Real Property, the interest or title of the owner/lessor or sublessor thereof, as owner, lessor or sublessor, in such leased Real Property; and

(vii)other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which have been disclosed in Section 3.09(a) of the Disclosure Schedules.

(b)Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property and (ii) if such property is leased or subleased to one of the Companies, the title and date of the lease agreement, and all amendments thereto, the landlord under the lease or sublease, the rental amount being paid as of the date of this Agreement, and the expiration of the term of such lease or sublease for each leased or subleased property. With respect to owned Real Property, Sellers have made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which one of the Companies acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers or the Company and relating to the Real Property. With respect to leased Real Property, Sellers have made available to Buyer true, complete and correct copies of any leases or subleases affecting the Real Property as in effect on the date of this Agreement. None of the Companies is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Acquired Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement applicable to such Real Property. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies. There are no Actions pending nor, to Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Condition and Sufficiency of Assets

. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants and structures that comprise the Real Property are, to Sellers’ Knowledge, structurally sound and the furniture, fixtures, machinery, equipment, vehicles and other material items of tangible personal property that will be held by the Acquired Companies as of the Closing after giving effect to the consummation of the Reorganization are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other material items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The properties and assets held by the Acquired Companies as of the Closing after giving effect to the consummation of the Reorganization will be sufficient for the continued conduct of the Acquired Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets used in the conduct the Acquired Business as currently conducted.

Section 3.12Intellectual Property.

(a)Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) other Company Intellectual Property where the failure of the Company to own or have the valid right to use such Company Intellectual Property would have a Material Adverse Effect.  All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Sellers have made available to Buyer true and complete copies of file histories, certificates, office actions and other material correspondence and documents related to all Company IP Registrations.

(b)Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements that are material to the Acquired Business, other than (i) shrink-wrap, click-wrap or other similar agreements for commercially available “off-the-shelf” non-customized software purchased or licensed by the Companies, (ii) inventions assignment agreements with employees of the Companies and (iii) “work for hire” agreements with independent contractors engaged by the Companies.  Sellers have made available to Buyer true and complete copies of all Company IP Agreements required to be set forth on Section 3.12(b) of the Disclosure Schedules, including all modifications, amendments and supplements thereto and waivers thereunder.

(c)As of the date of this Agreement, the Companies are (and as of the Closing and after giving effect to the Reorganization, the Acquired Companies will be) the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Owned Intellectual Property, and have the valid right to use all other material Intellectual Property used in or necessary for the conduct of the Acquired Business, in each case free and clear of Encumbrances other than Permitted Encumbrances.  Without limiting the generality of the foregoing, the Companies have entered into binding, written agreements with every current and former independent contractor of the Companies who has contributed to or participated in the creation or development of any Company Owned Intellectual Property, whereby such independent contractors (i) assign to the Companies any ownership interest and right they may have in such Company Owned Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all such Company Owned Intellectual Property. Sellers have made available to Buyer true and complete copies of all such agreements.

(d)As of the date of this Agreement, the Companies have (and as of the Closing and after giving effect to the Reorganization, the Acquired Companies will have) the valid right to use all Company Licensed Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances, but subject to the terms and conditions of the corresponding Company IP Agreement(s).

(e)The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Company Intellectual Property.

(f)The Companies’ rights in the Company Owned Intellectual Property are valid, subsisting and enforceable. The Companies have taken all reasonable steps to maintain the Company Owned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Owned Intellectual Property.

(g)The conduct of the Companies’ business as currently conducted, and the products and services offered by the Companies prior to the Closing, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property of any other Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(h)There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any other Person by any of the Companies; (ii) challenging the validity, enforceability, registrability or ownership of any Company Owned Intellectual Property or the Companies’ rights with respect to any Company Intellectual Property; or (iii) by any of the Companies alleging any infringement, misappropriation, dilution or violation by any other Person of the Company Intellectual Property. None of the Companies are subject to any Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Inventory

. All inventory included in the Current Assets of the Company will, as of the Closing Date, consist of a quality and quantity usable or saleable in the ordinary course of business consistent with past practice, except for obsolete, excess, damaged, defective, slow-moving or otherwise unusable items that will have been written off or written down to fair market value, or for which adequate reserves will have been established, for purposes of calculating the amount of the Current Assets of the Company and the Closing Working Capital.  As of the Closing, after giving effect to the consummation of the Reorganization, all inventory included in the Current Assets of the Company will be owned by one of the Acquired Companies free and clear of all Encumbrances, other than Permitted Encumbrances.

Accounts Receivable

. The accounts receivable included in the Current Assets of the Company will (a) have arisen from bona fide transactions involving the sale of goods or the rendering of services by the Acquired Business in the ordinary course of business consistent with past practice and (b) be valid and enforceable receivables and not subject to valid claims of set-off or other defenses or counterclaims other than (i) normal cash discounts accrued in the ordinary course of business consistent with past practice and (ii) the reserve for uncollectible accounts applied in the calculation of the amount of the Current Assets of the Company and the Closing Working Capital.

Section 3.15Customers and Suppliers.

(a)Section 3.15(a) of the Disclosure Schedules sets forth (i) the top 20 customers by revenue for goods sold or services rendered by the Companies with respect to the Acquired Business for the fiscal year ended December 31, 2015 and for the portion of the current fiscal year through September 30, 2016 (collectively, the “Material Customers”); and (ii) the amount of such revenue received from each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any written notice from any Material Customer that such Material Customer has ceased, or intends to cease, to purchase goods or services of the Company or to otherwise terminate or materially reduce its relationship with the Company.

(b)Section 3.15(b) of the Disclosure Schedules sets forth the top 20 suppliers by payments made for goods purchased by or services rendered to the Companies with respect to the Acquired Business for the fiscal year ended December 31, 2015 and for the portion of the current fiscal year through September 30, 2016 (collectively, the “Material Suppliers”). Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any written notice from any Material Supplier that such Material Supplier has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Insurance

. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Companies and relating to the assets, business, operations, employees, officers and managers of the Acquired Business (in each case other than Benefit Plans) (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and such Insurance Policies (or insurance policies providing comparable coverage) shall be maintained in full force and effect through the Closing. None of the Companies have received any written notice of cancellation of, or alteration of coverage under any of such Insurance Policies. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the Acquired Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Companies is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy, including with respect to the payment of premiums.

Section 3.17Legal Proceedings; Governmental Orders.

(a)Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or threatened in writing (i) against or by any of the Companies in which the amount in controversy exceeds $100,000 (or, if no amount is specified, where the amount in controversy is reasonably likely to exceed $100,000) or in which any material equitable remedy is sought to be imposed on or against any of the Companies or any of their respective properties and assets; or (ii) against the Company, Sellers or any Affiliate of Sellers that challenge or seek to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement.  To Sellers’ Knowledge, no event has occurred or circumstances exist that are reasonably likely to give rise to or serve as a basis for any Action described in the preceding sentence.

(b)There are no outstanding Governmental Orders in effect, and no unsatisfied judgments, penalties or awards, in respect of any Action against any of the Companies or affecting any of their respective properties or assets.

Section 3.18Compliance With Laws; Permits.

(a)Except as set forth in Section 3.18(a) of the Disclosure Schedules, each of the Companies are complying in all material respects, and have complied in all material respects at all times during the General Look-Back Period, with all Laws applicable to them or their respective business, properties or assets.

(b)All material Permits required for the Companies to conduct their business have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all material Permits issued to the Companies as of the date hereof, including the name or a description of the Permits and their respective dates of issuance and expiration. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19Environmental Matters.

(a)The Companies are complying in all material respects, and have complied in all material respects at all times during the General Look-Back Period, with all Environmental Laws applicable to them or their respective business, properties or assets.  None of the Companies have received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)The Companies have obtained and are in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and its Subsidiaries.

(c)No real property currently or formerly owned, operated or leased by the Companies is listed on, or to Sellers’ Knowledge has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list or any similar list of any foreign jurisdiction.

(d)There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Companies or any real property currently or formerly owned, operated or leased by the Companies, and none of the Companies have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Companies (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Companies.

(e)Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or, to Sellers’ Knowledge, abandoned, aboveground or underground storage tanks owned or operated by the Companies.

(f)Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Companies (and any predecessors as to which the Companies may retain liability), and, to Sellers’ Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and none of the Companies have received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Companies.

(g)The Companies have not assumed, by contract or through the acquisition of any Person or the business of any Person, any liabilities or obligations of third parties under Environmental Law.

(h)Sellers have made available to Buyer (i) any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of Sellers or the Companies related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning capital expenditures by the Companies required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)To Sellers’ Knowledge, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials as of the Closing Date that is reasonably expected to prevent, impede or materially increase the costs associated with the ownership, lease, performance or use of the assets of the Company or the Acquired Subsidiaries or the operation of the Acquired Business after the Closing Date.

(j)The representations and warranties set forth in this Section 3.19 are Sellers’ sole and exclusive representations and warranties regarding environmental matters.

Section 3.20Employee Benefit Matters.

(a)Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time-off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by any of the Companies for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Companies or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). Section 3.20(a) of the Disclosure Schedules separately identifies (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by one of the Companies primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) where applicable, actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) where applicable, the most recent nondiscrimination tests performed under the Code or ERISA to demonstrate operational compliance for any Benefit Plan; and (ix) copies of material written notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)The Companies do not maintain, nor have any of them maintained during the six (6) year period immediately preceding the date of this Agreement (the “Benefits Look-Back Period”), any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”).  All Benefit Plans have been administered and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that if known to the Internal Revenue Service would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or any of its ERISA

Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a material penalty under Section 502 of ERISA or to material tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all payments, contributions and premiums required to be made with respect to each Benefit Plan have been timely paid, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and any laws applicable to a Non-U.S. Benefit Plan.

(d)Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or similar applicable local Laws relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) during the Benefits Look-Back Period, terminated any employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)With respect to each Benefit Plan:  (i) no Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action is pending or, during the Benefits Look-Back Period, has been initiated by the Pension Benefit Guaranty Corporation to terminate any Benefit Plan or to appoint a trustee for any such Benefit Plan; (iii) except as set forth in Section 3.20(e) of the Disclosure Schedules, no Benefit Plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonable be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred during the Benefits Look-Back Period with respect to any Benefit Plan.

(f)Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, the Company or any of their Affiliates other than (i) ordinary administrative expenses typically incurred in a termination event and (ii) the unfunded accrued benefits described in Section 3.20(f) of the Disclosure Schedules. The Companies have no commitment or obligation and have not made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Section 601, et. seq., of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any material Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)Except as set forth in Section 3.20(h) of the Disclosure Schedules, there is no Action pending or threatened in writing relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)There has been no amendment to, announcement by Sellers, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable.

(j)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Companies do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)Each individual who is classified by the Companies as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Companies to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Companies to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Sellers have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(m)Each Benefit Plan which is an “employee welfare benefit plan” under Section 3(1) of ERISA has been administered in compliance in all material respects with its terms and with the operational and documentary requirements of the Patient Protection and Affordable Care Act and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

(n)With respect to each Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (each, a “Foreign Plan”): (i) each Foreign Plan is in compliance in all material respects with the applicable provisions of Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan; (ii) each Foreign Plan has been administered at all times during the Benefits Look-Back Period in all material respects in accordance with its terms; (iii) there are no pending investigations by any Governmental Authority involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), Actions against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (iv) the transactions contemplated by this Agreement, the Asset Transfer Agreement and the other Transaction Documents, by themselves or in conjunction with any other transactions, will not result in any material Liabilities, accelerated payment or any enhanced benefits with respect to any Foreign Plan; and (v) all Liabilities with respect to each Foreign Plan have been funded in accordance with the terms of such Foreign Plan and have been properly reflected in the Financial Statements in all material respects.

Section 3.21Employment Matters.

(a)Section 3.21(a) of the Disclosure Schedules contains a list of all persons employed by the Companies as of the date of this Agreement who will be employees of the Acquired Companies immediately following the Reorganization (subject to the termination of employment of any such employee between the date of this Agreement and the effective time of the Reorganization), including any such employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following information as of the date of this Agreement: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the material fringe benefits provided to each such individual as of the date hereof (other than participation in Benefit Plans).  As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees of the Companies for services performed on or prior to the Closing Date will be paid in full (or accrued in full on the balance sheet contained in the Estimated Closing Working Capital Statement).  Except as set forth on Section 3.21(a) of the Disclosure Schedules, as of the Closing Date, there will be no outstanding agreements, understandings or commitments of the Companies with respect to any compensation, commissions or bonuses payable to any employee of the Companies.

(b)During the General Look-Back Period, (i) none of the Companies have been a party to, been bound by, or negotiated any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), (ii) there has not been any Union representing or purporting to represent any employee of the Companies, (iii) to Sellers’ Knowledge, no Union or group of employees has sought (or is currently seeking) to organize employees of the Companies for the purpose of collective bargaining and (iv) there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Companies or any of their respective employees. None of the Companies have a duty to bargain with any Union.

(c)Each of the Companies is complying in all material respects, and has complied in all material respects at all times during the General Look-Back Period, with all Laws pertaining to employment and employment practices to the extent they are applicable to the employees of such Person, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, including with respect to employees of the Companies located in the United Kingdom, the National Minimum Wage Act of 1998, the Transfer of Undertakings (Protection of Employment) Regulations 2006, and applicable Laws regarding data privacy.  All individuals characterized and treated by the Companies as independent contractors or consultants are properly treated in all material respects as independent contractors under all applicable Laws. All United States employees of the Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Companies pending or threatened in writing in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)Each of the Companies has complied in all material respects with the WARN Act with regard to any plant closings, relocations, mass layoffs, employment losses or similar events occurring prior to the Closing; provided, however, that no representation or warranty is made with respect to any compliance actions that may have been required to be taken prior to the Closing in respect of any plant closings, relocations, mass layoffs, employment losses or similar events occurring after the Closing.  Each of the Companies which has dismissed any employees in the United Kingdom for redundancy has complied in all material respects with all applicable Laws regarding statutory redundancy pay and the employer’s obligation to consult with employee representatives regarding collective redundancies.

Taxes

. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)All income Tax Returns and all other material Tax Returns required to be filed on or before the Closing Date by the Companies (as any deadlines for filing may have been extended by duly filed applications for extension) have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)The Companies have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)No written claim has been made by any taxing authority in any jurisdiction where any of the Companies does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)There are no outstanding extensions or waivers of statutes of limitations applicable to any Taxes or any Tax Return of the Companies for any period.

(e)The amount of the Companies’ Liability for unpaid Taxes for all periods ending on or before December 31, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements for the period ending on such date. The amount of the Companies’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.

(f)Section 3.22(f) of the Disclosure Schedules sets forth:

(i)the taxable years of the Company for which examinations by the taxing authorities have been completed; and

(ii)those taxable years for which examinations by taxing authorities are presently being conducted.

(g)All deficiencies asserted in writing, or assessments made in writing, against any of the Companies as a result of any examinations by any taxing authority have been fully paid.

(h)None of the Companies are a party to any Action by any taxing authority. There are no pending Actions against any of the Companies concerning Taxes or Actions against any of the Companies concerning Taxes threatened in writing by any taxing authority.

(i)Sellers have made available to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Companies for all Tax periods ending on or after December 31, 2009.

(j)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP) upon the assets of the Companies.

(k)None of the Companies are a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement (other than any such customary agreement or arrangements contained in a credit agreement or in agreements or arrangements with customers, vendors, lessors or the like and, in each case, entered into in the ordinary course of business consistent with past practice).

(l)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Companies.

(m)None of the Companies have been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. None of the Companies have Liability for Taxes of any Person (other than one of the Companies) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)Each of the Companies has been at all times since its formation, and will be immediately prior to the Closing, properly treated and classified as a partnership or as a disregarded entity for United States federal and applicable state Tax purposes, and none of the Companies have taken any position that is inconsistent with such.  No election has been filed by or with respect to any of the Companies to be treated as a corporation for United States federal or applicable state Tax purposes.

(o)None of the Companies will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)a prepaid amount received on or before the Closing Date outside of the Ordinary Course of Business;

(iv)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)any election under Section 108(i) of the Code.

(p)Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)None of the Companies have been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)None of the Companies are, and have not been, a party to, or a promoter of, any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(s)Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which each of the Companies is engaged in business and all foreign jurisdictions in which each of the Companies has a permanent establishment.  None of the Companies have entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. None of the

Companies have transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)No property owned by any of the Companies is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(u)The Company has made a valid Code Section 754 election and has not revoked such election.

Notwithstanding any other provision of this Agreement, this Section 3.22 and Section 3.20 constitute the sole and exclusive representations and warranties of Sellers with respect to Taxes, and any claim for breach of representation with respect to Taxes shall be based on such representations and shall not be based on the representations set forth in any other provision of this Agreement.

Books and Records

. The minute books of the Company have been made available to Buyer. The minute books of the Company contain accurate and complete records of all actions taken by written consent of the members and the managers of the Company. At the Closing, the minute books of the Company will be in the possession of the Company.

Brokers

. Except for Founders Investment Banking, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company or Sellers.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO BUYER OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO ANY OF THE COMPANIES OR THE CONDITION (INCLUDING THE ENVIRONMENTAL CONDITION), VALUE OR QUALITY OF THE ACQUIRED COMPANIES OR THEIR RESPECTIVE BUSINESS, PROPERTIES AND ASSETS, AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLERS HEREBY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED BUSINESS OR THE PROPERTIES AND ASSETS OF THE ACQUIRED COMPANIES, OR ANY PART THEREOF.

Article IV
Representations and Warranties of Buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Organization and Authority of Buyer

. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

No Conflicts; Consents

. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent of, notice to or other action by any Person under any Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order or declaration from, or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and except where the failure to obtain or make such other consents, approvals, Permits, Governmental Orders, declarations, filings and notices would not, individually or in the aggregate, materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

Investment Purpose

.  Buyer is acquiring the Class A Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Class A Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Class A Units may not be transferred or sold except pursuant to the registration provisions of the

Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Brokers

. Except for Robert W. Baird & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Sufficiency of Funds

. Buyer has, and shall have at the Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Initial Consideration and consummate the transactions contemplated by this Agreement.  Buyer acknowledges and agrees that Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer.

Legal Proceedings

. There are no Actions pending or threatened in writing against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.  No Orders in effect against Buyer that, individually or in the aggregate, would reasonably be expected to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement.

Acknowledgement and Representations by Buyer

.  Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Companies as contemplated hereunder.  Buyer acknowledges and agrees that it has conducted its own independent review and analysis of (and, based thereon, has formed an independent judgment concerning) the business, assets, condition, operations and prospects of the Companies, and Buyer has been furnished with or given full access to such information about the Companies and their business and operations as it has requested.  In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Sellers expressly set forth in this Agreement, and Buyer acknowledges that, other than as set forth in this Agreement, neither Sellers nor the Companies nor any of their respective directors, officers, employees, Affiliates, stockholders, members, owners, agents, advisors or representatives makes or has made (and Sellers’ specifically disclaim), and Buyer has not relied upon, any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents, advisors, representatives, lenders or Affiliates prior to the execution of this Agreement and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Companies heretofore or hereafter delivered to or made available to Buyer or its agents, advisors, representatives, lenders or Affiliates.

Article V
Covenants

Conduct of Business Prior to the Closing

. From the date hereof until the Closing, except as otherwise provided in this Agreement, the Asset Transfer Agreement, the Assignment and Release Agreements or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company to, (x) conduct the Acquired Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Acquired Business and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies in respect of the Acquired Business. Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise provided in the Asset Transfer Agreement and the Assignment and Release Agreements or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall:

(a)cause the Companies to use commercially reasonable efforts to preserve and maintain all of their respective Permits;

(b)cause the Companies to pay their respective debts, Taxes and other obligations when due;

(c)cause the Companies to use commercially reasonable efforts to maintain the properties and assets owned, operated or used by the Companies in respect of the Acquired Business in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)cause the Companies to use commercially reasonable efforts to continue in full force and effect without modification all Insurance Policies (or insurance policies providing comparable coverage), except as required or prohibited by applicable Law;

(e)cause the Companies to use commercially reasonable efforts to defend and protect its properties and assets in respect of the Acquired Business from infringement or usurpation;

(f)cause the Companies to use commercially reasonable efforts to perform all of their respective obligations under all Material Contracts;

(g)cause each of the Companies to maintain its books and records in accordance with past practice;

(h)cause the Companies to comply in all material respects with all applicable Laws;

(i)cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 (other than Section 3.08(m) to the extent outside of the reasonable control of the Company) to occur; and

(j)cause the Company to provide to Buyer monthly management reports in such form as shall be reasonably requested by Buyer, which shall include monthly financial statements for the Company.

Access to Information

. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data (i) related to the Acquired Business and (ii) solely with respect to the matters described on Schedule 5.02, related to the Newco Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Acquired Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company as provided above as reasonably requested by Buyer.  Except as set forth on Schedule 5.02, Buyer and its Representatives shall not conduct any on-site environmental due diligence of the Real Property without Sellers’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Any investigation pursuant to this Section 5.02 shall be conducted at Buyer’s expense, upon reasonable notice to Sellers, during normal business hours of the Companies, and in such manner as to reasonably minimize any disruption to the normal operations of the Companies.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 5.03No Solicitation of Other Bids.

(a)Neither Seller shall, and neither Seller shall authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets (other than in respect of the Newco Business).

(b)In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within two Business Days after receipt thereof by a Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, together with the identity of the Person making the request, Acquisition Proposal or inquiry and confirmation that Sellers have complied with their obligations under this Section 5.03 with respect to such request, Acquisition Proposal or inquiry; provided, however, that Sellers shall not be required to disclose to Buyer any of the terms or conditions of such request, Acquisition Proposal or inquiry.

(c)Sellers acknowledge that a breach or threatened breach of this Section 5.07 may give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 5.04Notice of Certain Events.

(a)From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i)any (A) Material Adverse Change or (B) event, occurrence, development or change in facts or circumstances that has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)any Actions commenced or threatened in writing against a Seller or the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)From the date hereof until the Closing, Buyer shall promptly notify Sellers in writing of:

(i)any event, occurrence, development or change in facts or circumstances that has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)any Actions commenced or threatened in writing against Buyer that relates to the consummation of the transactions contemplated by this Agreement.

(c)A party’s notification pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such party in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules delivered by such party.

Resignations

. At or before the Closing, Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company as requested by Buyer at least five Business Days prior to the Closing.

Confidentiality

. From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Business, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall reasonably cooperate with Buyer, at Buyer’s request and at Buyer’s expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07Seller Non-competition; Non-solicitation.

(a)For a period of five years commencing on the Closing Date (the “Restricted Period”), neither Seller shall, and neither Seller shall permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) knowingly and intentionally interfere in any material respect with the business relationship between the Company and any Existing Customers and Suppliers.  “Existing Customers and Suppliers” means (A) any Person that has purchased material quantities of goods or services from the Companies, (B) any Person that has been solicited by the Companies for the purchase of material quantities of goods or services and (C) any Person from which the Companies have purchased material quantities of goods or services, in each case in respect of the Acquired Business during the period beginning on January 1, 2015 and ending on the Closing Date.  Notwithstanding the foregoing, a Seller or its Affiliates (1) may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person and (2) may engage in the business of developing, marketing, promoting, distributing, exporting and selling the Telematics Suite (as defined with respect to Newco in the Telematics Cooperative Rights Agreement attached hereto as part of Exhibit G) for intended use in any market, including one or more of the Restricted Markets.

(b)During the Restricted Period, neither Seller shall, and neither Seller shall permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company as of the Closing or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.07(b) shall prevent a Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Acquired Companies or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)During the Restricted Period, neither Seller shall, and neither Seller shall permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Acquired Business or potential clients or customers of the Acquired Business for purposes of diverting their business from the Acquired Companies in respect of the Restricted Business.

(d)Sellers acknowledge that a breach or threatened breach of this Section 5.07 may give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)Sellers acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08Governmental Approvals and Consents.

(a)Each party hereto shall (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates as promptly as possible (and in the case of initial filings under the HSR Act, no later than three (3) Business Days following the date of this Agreement); and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, as promptly as possible all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Each party shall cooperate reasonably with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take or omit to take any action that would have the effect of delaying, impairing or impeding the receipt of any such consents, authorizations, orders and approvals.

(b)Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c)Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)If any consent, approval or authorization necessary to preserve any right or benefit under any Acquired Contract is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, reasonably cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(e)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between a Seller or one of the Companies with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by a Seller or the Companies prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i)retain the books and records (including personnel files) of the Acquired Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Acquired Companies; and

(ii)upon reasonable notice, afford Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Acquired Companies after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Sellers shall:

(i)retain the books and records (including personnel files) of Sellers which relate to the Companies and their operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Closing Conditions

. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Public Announcements

. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

R&W Policy

. Sellers shall use their commercially reasonable efforts and proceed diligently and in good faith to obtain the R&W Policy at or prior to the Closing; provided, however, that if the form of policy that is offered to Sellers (after their use of such commercially reasonable efforts to obtain the R&W Policy) contains exclusions (other than exclusions described in clause (iii)(A) or clause (iii)(B) of the definition of R&W Policy) that are not reasonably acceptable to Buyer (without giving effect to any conditions to such acceptance that may be proposed by Buyer, including any increase in the Indemnity Escrow Amount), Sellers shall have no further obligation to obtain the R&W Policy. Sellers shall be responsible for payment of the premium for the R&W Policy and for all other costs of procuring the R&W Policy, which amount shall be characterized as a Sellers’ Expense for purposes of this Agreement. From and after the issuance of the R&W Policy, Buyer shall not (and shall cause its Affiliates, including the Company, to not) amend, modify or otherwise change, terminate or waive any provision of the R&W Policy in a manner adverse to Sellers (in light of the purpose of the R&W Policy reflected in Article VIII), including with respect to the waiver of subrogation set forth therein, without the prior written consent of Sellers.

Financial Statement Preparation

.  Sellers shall cause Newco to provide to the Company after Closing, at Sellers’ expense, the services of Dennis Bunday and Jonathan Renner (or if either such individual is not employed by Newco or its Affiliates, comparable personnel) for the purpose of preparing consolidated financial statements for the Company and the Acquired Subsidiaries as of the Closing Date and for the period from January 1, 2016 to the Closing Date, and providing reasonable assistance to the Company’s auditors on the audit of such financial statements.

Further Assurances

. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.15Covered Person Indemnification.

(a)From and after the Closing, Buyer shall, and shall cause the Company to, indemnify and hold harmless, to the fullest extent permitted under the Laws of the State of Oklahoma and the Organizational Documents of the Company in effect as of the Effective Time, each member and officer of the Company and each other Person (while a member, a shareholder of a member or an officer of the Company) serving at the request of the Company as an officer, director, member, joint venture, trustee, manager, partner, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise (collectively, “Covered Persons”) in accordance with the indemnification provisions set forth in the Operating Agreement in effect as of the Effective Time for a period of not less than six (6) years following the Closing Date, irrespective of whether any such provisions are amended after the Closing Date.  Buyer agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, manager, officer, employee, fiduciary and agent of the Acquired Companies provided for in their respective Organizational Documents or any other agreements in effect as of the date of this Agreement shall continue in full force and effect until the six year anniversary of the Closing.  Notwithstanding the foregoing, it is expressly understood that no Covered Person shall have any claim for indemnification against an Acquired Company pursuant to such provisions with respect to any Action brought by Buyer pursuant to Section 8.02 or Section 6.03.

(b)At or prior to the Closing, Sellers shall cause the Company to purchase a directors’ and officers’ liability insurance policy providing the coverage specified on Schedule 5.15(b) for the Covered Persons for a six-year period following the Closing.  The Company shall (and Buyer shall cause the Company to) maintain such policy in full force and effect and continue to honor its obligations thereunder during such six-year period.  If such insurance policy expires, is terminated or is cancelled during such six-year period, Buyer shall cause the Company to obtain and maintain comparable replacement insurance coverage with respect to each such Covered Person for the remainder of such six-year period.

(c)If the Company or any of its Subsidiaries (or their respective successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or such Subsidiary assume in full the obligations set forth in this Section 5.15.

(d)The obligations under this Section 5.15 shall not be terminated or modified in such a manner as to adversely affect any Covered Person without the consent of each such Covered Person.

(e)The provisions of this Section 5.15 are intended to be for the benefit of, and to grant third-party beneficiary rights to, the Covered Persons, whether or not parties to this Agreement, and each of the Covered Persons shall be entitled to enforce the covenants contained in this Section 5.15.

Legal Representation; Privilege

.  It is acknowledged by each of the parties that the Company and Sellers have retained Norton Rose Fulbright (“NRF”) to act as their counsel in connection with the transactions contemplated by this Agreement.  Buyer agrees that if a dispute arises after the Closing between Buyer and its Affiliates (including the Company), on the one hand, and Sellers, on the other hand, NRF may represent Sellers regarding such dispute even though the interests of Sellers may be directly adverse to Buyer and its Affiliates (including the Company), and even though NRF may have previously represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for Buyer and its Affiliates (including the Company).  Buyer further agrees that, as to all communications among NRF and the Company and/or Sellers that relate to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Buyer or any of its Affiliates (including the Company).  Notwithstanding the foregoing, if a dispute arises between Buyer or any of its Affiliates (including the Company), on the one hand, and a third party other than Sellers, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

Buyer Non-Solicitation

.

(a)During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates (including the Acquired Companies) to, directly or indirectly, hire or solicit any employee of Newco (or its Subsidiaries) as of the Closing or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.17(a) shall prevent Buyer or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Newco (or its Subsidiaries) or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(b)Buyer acknowledges that a breach or threatened breach of this Section 5.17 may give rise to irreparable harm to Sellers and Newco, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Buyer of any such obligations, Sellers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c)Buyer acknowledges that the restrictions contained in this Section 5.17 are reasonable and necessary to protect the legitimate interests of Sellers and Newco and constitute a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.17 should ever be adjudicated to exceed the time or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time or other limitations permitted by applicable Law. The covenants contained in this Section 5.17 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Article VI
Tax Matters

Section 6.01Tax Covenants.

(a)Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, after the Closing Date neither Seller shall amend any Tax Return of the Companies if such amendment would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Acquired Companies in respect of any Post-Closing Tax Period.

(b)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid when due by Buyer with respect to one-half of such Taxes (but not in excess of $50,000) and by Sellers with respect to the remainder of such Taxes.  Sellers and Buyer shall timely file any Tax Return or other document with respect to such Taxes or fees (or an exemption therefrom) and cooperate with one another with respect thereto as necessary.

(c)Sellers shall prepare, or cause to be prepared, at Sellers’ expense, all income Tax Returns required to be filed by the Companies after the Closing Date that relate solely to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by Law). Each such income Tax Return shall be submitted by Sellers to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least 20 days prior to the due date (including extensions) of such Tax Return. If Buyer objects in good faith to any item on any such Tax Return as increasing the Tax liability or reducing any Tax asset of Buyer or the Acquired Companies in respect of any Post-Closing Tax Period, it shall, within 10 days after delivery of such Tax Return, notify Sellers in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their commercially reasonable efforts to resolve such items.  If Buyer and Sellers are unable to reach such agreement within 10 days after receipt by Sellers of such notice, the disputed items shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the disputed items only and make any adjustments to the Tax Return.  The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each disputed item must be within the range of values assigned to each such item by Sellers and Buyer, respectively.  Any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require.  If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Sellers and then amended if and as necessary to reflect the Independent Accountant’s resolution.  The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers.  Sellers shall, at Sellers’ expense, arrange for the filing of such Tax Returns and Buyer shall reasonably cooperate in connection therewith.

(d)Buyer shall cause the Company to prepare and file, or cause to be prepared and filed, at the Company’s expense, all other Tax Returns required to be filed by the Acquired Companies after the Closing Date in respect of a Pre-Closing Tax Period.  All such Tax Returns shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by Law).  Buyer shall provide to Sellers copies of each such Tax Return for its review and comment at least 20 days prior to the due date for filing such Tax Return.  If a Seller objects in good faith to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their commercially reasonable efforts to resolve such items.  If Buyer and Sellers are unable to reach such agreement within 10 days after receipt by Buyer of such notice, the disputed items shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the disputed items only and make any adjustments to the Tax Return.  The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each disputed item must be within the range of values assigned to each such item by Sellers and Buyer, respectively.  Any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require.  If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended if and as necessary to reflect the Independent Accountant’s resolution.  The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers.  Buyer shall, at Buyer’s expense, arrange for the filing of such Tax Returns and Sellers shall reasonably cooperate in connection therewith.

(e)The preparation and filing of any Tax Return of the Acquired Companies that does not include a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(f)After the Closing, neither Buyer, the Company nor their respective Affiliates shall file a Tax Return (other than as expressly contemplated by this Section 6.01), amend or refile a Tax Return or make or modify any Tax election, in each case with respect to the Company or its Subsidiaries for any period beginning prior to the Closing Date without the prior written consent of the Sellers.

Termination of Existing Tax Sharing Agreements

. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, either Seller nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03Tax Indemnification.

(a)Except to the extent treated as a Current Liability of the Company in the calculation of Closing Working Capital, and subject to the other terms, conditions and limitations of this Article VI and the terms, conditions and limitations of Article VIII that are applicable to tax indemnification pursuant to this Section 6.03, following the Closing, Sellers shall, severally in accordance with their respective Pro Rata Share and not jointly, indemnify and defend each Buyer Indemnitee against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in Section 3.22 (or in the certificate delivered by Sellers pursuant to Section 7.02(h) in respect of the representations or warranties of Sellers contained in Section 3.22) as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Article VI; (iii) Pre-Closing Taxes; (iv) transfer Taxes apportioned to Sellers in accordance with Section 6.01(b); (v) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulations Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (vi) any and all Taxes of any Person (other than the Company) imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date.

(b)Subject to the other terms, conditions and limitations of this Article VI and the terms, conditions and limitations of Article VIII that are applicable to tax indemnification pursuant to this Section 6.03, following the Closing, Buyer shall indemnify and defend each Seller Indemnitee against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of (i) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Article VI; (ii) Post-Closing Taxes; and (iii) transfer Taxes apportioned to Buyer in accordance with Section 6.01(b).

Straddle Period

. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05Contests.

(a)Buyer agrees to give written notice to Sellers of the receipt by an Acquired Company, Buyer or any of Buyer’s Affiliates of any written notice which involves the assertion of any claim, or the commencement of any Action, by a Governmental Authority or other Person who is not a party to this Agreement (or an Affiliate of a party to this Agreement or a Representative of any of the foregoing) in respect of which an indemnity claim may be sought by Buyer pursuant to Section 6.03(a) (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder, except as provided in Section 6.09 or otherwise to the extent that Sellers forfeit substantive rights or defenses by reason of such failure.

(b)Sellers shall control the contest or resolution of any Tax Claim; provided, however, that if such Tax Claim could reasonably be expected to adversely affect the Company, Buyer or their Affiliates for any Post-Closing Tax Period, Sellers shall not settle any Tax liabilities arising out of such Tax Claim without the written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed; and provided further, that Buyer and the Company, at their expense, shall have the right to participate with Sellers in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer.  If Sellers so request, Buyer shall take all reasonable actions requested by Sellers to permit Sellers, at their expense, to control the defense of such Tax Claim. Notwithstanding the foregoing, if Sellers do not promptly notify Buyer in writing of their election to assume the defense of a Tax Claim following notice thereof, Buyer shall control the contest or resolution of such Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim; and, provided further, that Sellers shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Cooperation and Exchange of Information

. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Tax Treatment of Indemnification Payments

. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Tax Characterization; Allocation of Purchase Price

. The parties acknowledge and agree that, consistent with the principles of Revenue Ruling 99-6, Situation 2, the transaction shall be treated as a purchase of assets by Buyer and a sale of partnership interests by Sellers pursuant to Code Section 741.  The parties further acknowledge and agree that upon the Closing the Company shall “terminate” for federal income tax purposes pursuant to section 708(b) of the Code, and that accordingly the taxable year of the Company shall close for federal income tax purposes at the close of the Closing Date with respect to all members of the Company. The parties shall report the transaction and file all Tax Returns consistent with such Tax treatment.  Sellers shall cause the Company to maintain the Code Section 754 election made in 2015 and not revoke its Code Section 754 election on its final federal (or any state) partnership tax return for the year that ends on the Closing Date. The parties agree that allocation of the Purchase Price for federal income Tax purposes among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder shall be as set forth on Schedule 6.08.  The parties will file all applicable Tax returns (including but not limited to IRS Form 8594) consistent with such allocation and the Tax treatment described above and shall take no position inconsistent with that treatment absent a final determination as defined in Code Section 1313(a) that such treatment is not permitted.  Notwithstanding anything in this Agreement to the contrary, Sellers shall be responsible for the payment of, and shall be entitled to deduct (and Buyer covenants and agrees not to deduct), the Sellers’ Expenses.  To the extent that the Company pays any of the Sellers’ Expenses at or prior to the Closing, such Sellers’ Expenses shall be considered to be paid prior to the Closing and shall be included as expenses of the Company during the tax year ending on the Closing Date.

Survival

. Notwithstanding anything in this Agreement to the contrary, the representations and warranties of Sellers contained in Section 3.22 and the covenants, agreements and obligations of the parties contained in this Article VI shall survive the Closing and shall remain in full force and effect for the full period of the statute of limitations applicable to the Taxes to which they relate (giving effect to any waiver, mitigation or extension thereof), at which time such representations, warranties and obligations shall expire and terminate; provided, however, that the representations and warranties of Sellers contained in Section 3.22 and Sellers’ obligations pursuant to Section 6.03 in respect of such representations and warranties or otherwise in respect of any Pre-Closing Taxes, in each case to the extent that they relate to Pre-Closing Taxes that are attributable to the Acquired Business, shall survive the Closing and shall remain in full force and effect until the date that is 27 months after the Closing Date, at which time such representations, warranties and obligations shall expire and terminate.  A claim for indemnification pursuant to this Article VI arising from an inaccuracy in or breach of a representation or warranty of Sellers contained in Section 3.22 may not be asserted after the date on which such representation or warranty expires or terminates as provided above.  A claim for indemnification pursuant to this Article VI arising from a breach or non-fulfillment of a covenant, agreement or obligation of the parties may not be asserted after the date that is sixty (60) days following the date on which such covenant, agreement or obligation expires or terminates as provided above.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) in writing by notice given pursuant to Section 6.05(a) or Section 8.05(c) by the Indemnified Party to the Indemnifying Party prior to the applicable claim deadline set forth above shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant, agreement or obligation, and such claims shall survive until finally resolved.

Overlap

. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII
Conditions to Closing

Conditions to Obligations of All Parties

. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)The waiting period and any extensions thereof pursuant to the HSR Act shall have expired or been terminated.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and (i) has the effect of making the transactions contemplated by this Agreement illegal, (ii) otherwise restrains or prohibits the consummation of such transactions or (iii) would cause any of such transactions to be rescinded following the Closing.

(c)Buyer and Sellers shall have received all consents, authorizations, orders and approvals from Governmental Authorities, if any, that are required for the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Conditions to Obligations of Buyer

. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04(a), Section 3.06 and Section 3.24, the representations and warranties of Sellers contained in this Agreement (without giving effect to any qualifications regarding materiality or Material Adverse Effect other than with respect to the representations and warranties contained in Section 3.08(a) and the use of materiality thresholds to define “Material Contracts,” as to which this parenthetical shall not apply) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined only as of that specified date), except to the extent that the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The representations and warranties of Sellers contained in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04(a), Section 3.06 and Section 3.24 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined only as of that specified date).

(b)Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects.

(c)No Action shall be pending or threatened in writing against Buyer, Sellers or the Company in which any adverse Governmental Order would (i) have the effect of making the transactions contemplated by this Agreement illegal, (ii) otherwise restrain or prohibit the consummation of such transactions or (iii) cause any of such transactions to be rescinded following the Closing.

(d)All approvals, consents and waivers that are listed on Schedule 7.02(d) shall have been received by Sellers, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)Since the date of this Agreement, there shall not have occurred any Material Adverse Change.

(f)Sellers shall have duly executed and delivered their Unit Assignments to Buyer.

(g)The other Transaction Documents shall have been executed and delivered by each party thereto (other than Buyer or its Affiliates) and true and complete copies thereof shall have been delivered to Buyer.

(h)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(i)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is to be a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents to which such Seller is to be a party and the other documents to be executed and delivered by such Seller hereunder and thereunder.

(k)Buyer shall have received resignations of the managers and officers of the Company pursuant to Section 5.05.

(l)Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for each Seller and the Company from the secretary of state or similar Governmental Authority of the jurisdictions under the Laws of which each Seller and the Company is organized.

(m)Each Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(n)Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Conditions to Obligations of Sellers

. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects.

(c)No Action shall be pending or threatened in writing against Buyer, Sellers or the Company in which any adverse Governmental Order would (i) have the effect of making the transactions contemplated by this Agreement illegal, (ii) otherwise restrain or prohibit the consummation of such transactions or (iii) cause any of such transactions to be rescinded following the Closing.

(d)The other Transaction Documents shall have been executed and delivered by each party thereto (other than Sellers, the Company or Newco) and true and complete copies thereof shall have been delivered to Sellers.

(e)Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(f)Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is to be a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents to which Buyer is to be a party and the other documents to be executed and delivered by Buyer hereunder and thereunder.

(h)Buyer shall have delivered the Initial Consideration as provided in Section 2.03(a).

(i)Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII
Indemnification

Survival

.  The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months after the Closing Date; provided that the Fundamental Representations (other than the representations and warranties contained in Section 3.22 which are subject to Article VI) shall remain in full force and effect until the date that is 27 months after the Closing Date, at which applicable time such representations and warranties shall expire and terminate. All covenants, agreements and obligations of the parties contained herein (other than the covenants, agreements and obligations contained in Article VI which are subject to Article VI) shall survive the Closing and shall remain in full force and effect for the period expressly specified therein (at which time such covenant, agreement or obligation shall expire and terminate) or, if no such period is specified, indefinitely.  A claim for indemnification pursuant to Section 8.02(a) or Section 8.03(a) (i.e., a claim arising from an inaccuracy in or breach of a representation or warranty) may not be asserted after the date on which such representation or warranty expires or terminates as provided above.  A claim for indemnification pursuant to Section 8.02(b) or Section 8.03(b) arising from a breach or non-fulfillment of a covenant, agreement or obligation that does not survive indefinitely may not be asserted after the date that is sixty (60) days following the date on which such covenant, agreement or obligation expires or terminates as provided above.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) in writing by notice given pursuant to Section 8.05(a) or Section 8.05(c) by the Indemnified Party to the Indemnifying Party prior to the applicable claim deadline set forth above shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant, agreement or obligation, and such claims shall survive until finally resolved.

Indemnification by Sellers

. Subject to the other terms, conditions and limitations of this Article VIII, following the Closing, Sellers shall, severally in accordance with their respective Pro Rata Share (except as otherwise provided in Section 8.04(c)) and not jointly, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (other than Losses included in the Current Liabilities of the Company and taken into account in the calculation of Closing Working Capital) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in the certificate delivered by Sellers pursuant to Section 7.02(h) (other than in respect of the representations or warranties of Sellers contained in Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to only such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Newco under the Asset Transfer Agreement;

(d)claims made by MacGill-Ross, Inc. and Steve MacGill relating to contract issues and Mr. MacGill’s board membership and ownership of Membership Interests;

(e)any inaccuracy in or breach of any of the representations or warranties of the Company in the Asset Purchase Agreement, dated September 30, 2014, by and between the Company and Automated Wiring Systems, LLC, or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company thereunder;

(f)all liabilities associated with the operation of the Company’s business through the Closing Date at the Company’s Tulsa, Oklahoma facility.  For the avoidance of doubt, Sellers’ obligation to indemnify Buyer Indemnitees against these liabilities shall not be affected by any provision of the Lease Agreement between the Company and Legacy Capital Group with respect to such liabilities, and Sellers shall cause Legacy Capital Group to waive any claim against the Company with respect to the same; and

(g)Buyer’s inability under Section 2.07 hereof to deduct and withhold from the Purchase Price any Taxes that Buyer may be required to deduct and withhold under any provision of any Tax Law other than federal income Tax Law, and Buyer’s failure to deduct and withhold any such Taxes.

Indemnification by Buyer

. Subject to the other terms, conditions and limitations of this Article VIII, following the Closing, Buyer shall indemnify and defend each Seller and its respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in the certificate delivered by Buyer pursuant to Section 7.03(e), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to only such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or

(c)any breach or non-fulfillment after the Closing of any covenant, agreement or obligation to be performed by the Company under the Asset Transfer Agreement.

Certain Limitations

. The indemnification provided for in Section 6.03, Section 8.02 and Section 8.03, other than with respect to Losses attributable to Fraud, shall be subject to the following limitations:

(a)Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to Losses arising from inaccuracies in or breaches of the Fundamental Representations, Section 3.19 (Environmental Matters) and Section 3.20 (Employee Benefit Matters)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds One Million Five Hundred Thousand Four Hundred Fifty Dollars ($1,500,450) (the “Basket”), at which time Sellers shall be liable to the Buyer Indemnitees for only such Losses in excess of the Basket (subject to the other limitations set forth in this Article VIII).  The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed Thirty Million Nine Thousand Dollars ($30,009,000) (the “Cap”), except for (i) Losses in respect of Section 3.19 (Environmental Matters) and Section 3.20 (Employee Benefit Matters), in which case the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed One Hundred Million Thirty Thousand Dollars ($100,030,000), and (ii) Losses in respect of the Fundamental Representations, in which case the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 6.03 and Section 8.02(a) shall not exceed the Initial Consideration.  The aggregate amount of all Losses for which each Seller shall be liable pursuant to Section 6.03 and Section 8.02 shall not exceed the amount of the Initial Consideration received by such Seller.

(b)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect Losses arising from inaccuracies in or breaches of the

Fundamental Representations) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, at which time Buyer shall be liable to the Seller Indemnitees for only such Losses in excess of the Basket (subject to the other limitations set forth in this Article VIII). The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap, except for Losses in respect of the Fundamental Representations, in which case the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Initial Consideration.

(c)Each Seller shall have sole and exclusive liability for indemnification of the Buyer Indemnitees (subject to the other limitations set forth in this Article VIII) with regard to any breach of such Seller’s own Individual Representations or any breach by such Seller of its covenants set forth in this Agreement.  For the purpose of clarity, neither Seller shall have any liability to the Buyer Indemnitees with regard to any breach of the Individual Representations of the other Seller or any breach by the other Seller of its covenants set forth in this Agreement.

(d)With respect to any claim for indemnification under Section 8.02(a) or Section 8.02(b) relating to a breach of a representation and warranty that contains a materiality qualifier (including the words “material,” “in all material respects” and “Material Adverse Effect”), such materiality qualifier will be disregarded for purposes of determining the amount of the Losses arising out of such breach (but will not be disregarded for purposes of determining whether a breach of such representation and warranty has occurred), except that the use of “material” in Section 3.06, the use of “Material Adverse Change” in Section 3.08(a) and the use of materiality thresholds to define “Material Contract” will not be disregarded for any purpose.

(e)Each Indemnified Party shall take all commercially reasonable steps to mitigate its respective Losses upon and after becoming aware of any event or condition that has given rise to any Losses that are indemnifiable pursuant to this Agreement (without regard to the applicability of the Basket).  Without limiting the generality of the foregoing, Buyer shall not be entitled to indemnification with respect to any environmental investigation, monitoring, clean-up, containment, restoration, removal or other corrective or response action (collectively, “Response Actions”) unless such Response Action is required of the Acquired Companies under any applicable Environmental Law and then only to the extent of such cost effective action as is required to attain compliance with minimum remedial standards applicable under Environmental Law, employing where applicable risk-based remedial standards and institutional controls, where such standards or controls would not unreasonably interfere with ongoing industrial operations at the relevant property or facility.  Buyer shall not be entitled to indemnification with respect to any Response Action arising from (i) any conditions of contamination identified through any environmental sampling or analysis or (ii) any report to any Governmental Authority that, in either such case, is not affirmatively required by Environmental Laws.

(f)The amount of Losses for which an Indemnified Party may make an indemnification claim pursuant to this Agreement shall be reduced by any amounts recovered or reasonably expected to be recovered by the Indemnified Party under insurance policies or other collateral sources (such as contractual indemnities of any Person that are contained outside of this Agreement) with respect to such Losses.  Each Indemnified Party must use commercially reasonable efforts to obtain recovery under such insurance policies or other collateral sources.  To the extent that any payment received by an Indemnified Party under any insurance policy or other collateral source was not previously taken into account to reduce the amount of indemnifiable Losses paid to such Indemnified Party, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by the Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Indemnified Party in respect of such matter plus (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(g)The amount of Losses for which an Indemnified Party may make an indemnification claim pursuant to this Agreement shall be determined net of any net Tax benefit actually realized by the Indemnified Party arising from the recognition of the Loss through the reduction of Taxes payable in the year such Loss is incurred, rather than through the creation of any loss carryforward or suspended loss, which Tax benefit shall be determined after first taking into account all other items of income, gain, loss, deduction or credit of the Indemnified Party.  Each Indemnified Party must use commercially reasonable efforts to realize such Tax benefits.  To the extent that any Tax benefit realized by an Indemnified Party was not previously taken into account to reduce the amount of indemnifiable Losses paid to such Indemnified Party, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so realized, but not in excess of the amount previously so paid to or on behalf of such Indemnified Party in respect of such matter.

(h)Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party or other Person for exemplary, punitive, consequential, indirect, incidental or other special damages (including loss of revenue, income or profits, and, in particular, no “multiple of EBITDA” or similar valuation methodology shall be used in calculating the amount of any Losses) for any matter indemnifiable hereunder or otherwise arising out of or relating to this Agreement and the transactions contemplated hereby, except to the extent that such damages are required to be paid by an Indemnified Party to a third party (which shall not include any Affiliate of an Indemnified Party).

Indemnification Procedures

. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claim is asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement (without regard to the applicability of the Basket), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except as provided in Section 8.01 or otherwise to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written documentation relating thereto and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving prompt written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that, if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party that is specifically identified in the Third Party Claim and that the Indemnified Party determines, reasonably and in good faith, would have a material and adverse effect on the Indemnified Party or its business.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems reasonable or necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel to the Indemnified Party shall be at the expense of the Indemnified Party, provided that, if in the reasonable opinion of counsel to the Indemnified Party, (i) there are material legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines separate counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim (subject to the provisions of Section 5.06, with respect to records provided by Buyer, and subject to Buyer providing comparable written assurances of confidential treatment, with respect to records provided by Sellers) and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party (“Settlement Notice”). If, within ten days after the Indemnified Party’s receipt of a Settlement Notice, the Indemnified Party provides written notice to the Indemnifying

Party that is does not consent to the proposed settlement offer and that the Indemnified Party will assume the defense of the Third Party Claim (a “Settlement Rejection Notice”), then (i) the Indemnifying Party shall have no further obligation to prosecute the defense of the such Third Party Claim, (ii) the Indemnified Party shall have the full responsibility for the defense or settlement of such Third Party Claim and (iii) the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to provide the Settlement Rejection Notice to the Indemnifying Party within ten days after the Indemnified Party’s receipt of the Settlement Notice, then the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense of a Third Party Claim pursuant to Section 8.05(a), it shall not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims. If an Indemnified Party becomes aware that it is entitled to make a claim for indemnification under Section 6.03, Section 8.02 or Section 8.03, other than in respect of a Third Party Claim or a Tax Claim (a “Direct Claim”), without regard to the applicability of the Basket, such Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except as provided in Section 8.01 or otherwise to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise prejudiced by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written documentation relating thereto and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any Losses may have been sustained by the Indemnified Party in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

(d)Tax Claims. Notwithstanding any other provision of this Agreement, the control of the defense or settlement of any Tax Claim (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

(e)Loss Certificate.  If an Indemnified Party desires to make a claim pursuant to Section 6.03, Section 8.02 or Section 8.03 for reimbursement of an indemnifiable Loss that has been suffered by such Indemnified Party (whether in respect of a Direct Claim or resulting from the defense, settlement or resolution of a Third Party Claim or a Tax Claim) or desires that an indemnifiable Loss be charged against the Basket of the applicable Indemnifying Party, the Indemnified Party must prepare and deliver to the Indemnifying Party a written certification that the Indemnified Party has paid or sustained Losses subject to indemnification by the

Indemnifying Party pursuant to Section 6.03, Section 8.02 or Section 8.03, as applicable (a “Loss Certificate”).  A Loss Certificate shall (i) describe in reasonable detail the basis for indemnification (citing the relevant provision(s) of this Agreement on which such claim is based), (ii) state the amount of Losses paid or sustained by the Indemnified Party in connection with the matter and reasonable detail regarding the calculation thereof and (iii) state the amount of such Losses for which indemnification is sought (after giving effect to the limitations set forth in this Agreement).  A Loss Certificate may be combined with a notice of a Direct Claim pursuant to Section 8.05(c) provided that the required contents of a Loss Certificate are included therein.  If the Indemnifying Party does not respond to a Loss Certificate within 30 days after its receipt thereof, the Indemnifying Party shall be deemed to have rejected the claim(s) made therein, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(f)Source of Recovery Against Sellers.  Except for Losses attributable to Fraud, the amount of any Losses required to be reimbursed by Sellers to any of the Buyer Indemnitees pursuant to Section 6.03 or Section 8.02, after giving effect to all applicable limitations set forth in this Agreement, as such amount is determined by mutual written agreement of Buyer and Sellers or a final, non-appealable order of a court of competent jurisdiction (an “Indemnity Payment Obligation”), shall be paid as follows:  (i) first, from the Indemnity Escrow Funds (to the extent of the Indemnity Escrow Funds, if any, then remaining in the Escrow Account), in accordance with the Escrow Agreement, and Buyer and Sellers shall promptly cause such amount to be delivered to the applicable Buyer Indemnitee under the terms of the Escrow Agreement; (ii) second, if the R&W Policy is obtained and with respect to Losses for which a claim may be brought under the R&W Policy, to the extent that the Indemnity Payment Obligation is not satisfied by the preceding clause (i), by recovery under the R&W Policy, (iii) third, to the extent that the Indemnity Payment Obligation is not satisfied by the preceding clause (i) and clause (ii), by offset against any amount of the Contingent Consideration, if any, that is then payable or is reasonably expected to become payable to Sellers, severally and not jointly in accordance with each Seller’s respective Pro Rata Share (except as otherwise provided in Section 8.04(c)), and (iv) fourth, to the extent that the Indemnity Payment Obligation is not satisfied by the preceding clause (i), clause (ii) and clause (iii), by recovery directly from Sellers, severally and not jointly in accordance with each Seller’s respective Pro Rata Share (except as otherwise provided in Section 8.04(c)).

The provisions of this paragraph shall apply if the R&W Policy is obtained.  For purposes of clarity, Buyer (for itself and on behalf of the Buyer Indemnitees) acknowledges and agrees that it must first make claims for payment for any such liability, to the extent covered under the R&W Policy, against the R&W Policy. Furthermore, Buyer (for itself and on behalf of the Buyer Indemnitees) acknowledges and agrees that in the event a claim under the R&W Policy is denied and Buyer or Buyer’s Indemnitees’ actions (or inaction) is the sole cause of such denial, then the Buyer Indemnities shall not be entitled to indemnity by Sellers to the extent prejudiced thereby. Finally, any amount paid under the R&W Policy shall be deemed to have been paid to Buyer or the Buyer Indemnitees, as applicable (regardless of which loss payee is actually paid under the R&W Policy) and such deemed payment shall be taken into account when determining Sellers’ liability hereunder.  Buyer shall use commercially reasonable efforts to diligently pursue recovery for any claim for which coverage is available under the R&W Policy. Buyer’s obligation to use commercially reasonable efforts to recover Losses under the

R&W Policy shall not include any obligation to litigate such claims with the insurer if the insurer has denied coverage in writing; provided, however, that if Buyer declines to litigate any such denial of coverage, Sellers shall have the option, in their discretion and at their expense, to contest such denial of coverage through litigation or other appropriate means.  No Buyer Indemnitee may assert or pursue any claims for Losses against any Seller if, and to the extent, such Buyer Indemnitee has been compensated for such Losses under the terms of the R&W Policy. In the event that a Buyer Indemnitee is compensated for a Loss under the terms of the R&W Policy after payment for such Loss has already been made by (or for the account of) Sellers to such Buyer Indemnitee, then such Buyer Indemnitee shall pay to such Sellers an amount equal to the amount that would have been applied under clause (ii) of the preceding paragraph.

Nothing set forth in this Section 8.05(f) shall be deemed to expand or limit the scope of any of Sellers’ obligations to any Buyer Indemnitee with respect to the amount of Losses payable by Sellers.

Notwithstanding anything to the contrary in this Agreement, Losses required to be reimbursed by Sellers to any of the Buyer Indemnitees pursuant to Section 6.03 or Section 8.02 that are attributable to Fraud shall be paid directly by Sellers severally and not jointly in accordance with each Seller’s respective Pro Rata Share (except that if such Losses are attributable to the Fraud of only one Seller, such Losses shall be paid directly by such Seller only).

(g)Source of Recovery Against Buyer.  The amount of any Losses required to be reimbursed by Buyer to any of the Seller Indemnitees pursuant to Section 6.03 or Section 8.03, after giving effect to all applicable limitations set forth in this Agreement, as such amount is determined by mutual written agreement of Buyer and Sellers or a final, non-appealable order of a court of competent jurisdiction, shall be paid directly by Buyer to such Seller Indemnitee.

Tax Treatment of Indemnification Payments

. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Exclusive Remedies

.  Except as provided in the last sentence of this section, and subject to a party’s right to make and pursue a claim under the R&W Policy if the R&W Policy is obtained, the parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be to seek indemnification in accordance with, and subject to the limitations and qualifications set forth in, Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII and as provided in the last sentence of this section.  Nothing in this Section 8.07 shall limit any party’s right to seek and obtain any equitable relief to which such party shall be entitled (as contemplated by Section 5.03, Section 5.07, Section 5.17 and Section 10.11) or to seek any remedy on account of any other party’s Fraud (provided that the last paragraph of Section 8.05(f) shall be applicable to any remedy in respect of Fraud by one or both of Sellers).

Article IX
Termination

Termination

. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Sellers and Buyer;

(b)by Buyer by written notice to Sellers if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII to be satisfied and such breach, inaccuracy or failure has not been cured by Sellers on or before the third Business Day immediately preceding the Drop Dead Date; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 (other than a condition to be satisfied by action to be taken at the Closing) shall not have been, or if any of such conditions become incapable of being, fulfilled by the close of business on the Drop Dead Date; provided, however, that the right to terminate this Agreement under this paragraph shall not be available to Buyer if such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Sellers by written notice to Buyer if:

(i)Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII to be satisfied and such breach, inaccuracy or failure has not been cured by Buyer on or before the third Business Day immediately preceding the Drop Dead Date; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.03 (other than a condition to be satisfied by action to be taken at the Closing) shall not have been, or if any of such conditions become incapable of being, fulfilled by the close of business on the Drop Dead Date; provided, however, that the right to terminate this Agreement under this paragraph shall not be available to Sellers if such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by either of them prior to the Closing; or

(d)by Buyer or Sellers in the event that any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, or any Governmental Order that has become final and non-appealable, that (i) has the effect of making the transactions contemplated by this Agreement illegal, (ii) otherwise restrains or prohibits the consummation of such transactions or (iii) would cause any of such transactions to be rescinded following the Closing.

Effect of Termination

. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)that the provisions set forth in this Article IX and Section 5.11 and Article X hereof, and the definitions in Article I hereof to the extent utilized in such other provisions, shall remain in full force and effect and survive any termination of this Agreement;

(b)that such termination shall not relieve any party hereto from liability for any willful breach of any provision hereof prior to such termination or for any breach of any provision surviving such termination; and

(c)the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

Article X
Miscellaneous

Expenses

. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (including the payment by Buyer of all filing and other similar fees payable in connection with filings and submissions under the HSR Act), whether or not the Closing shall have occurred.

Notices

. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	Murphy Group, Inc. 2602 East 28th St. Tulsa, Oklahoma 74114 E-mail: frank@fwmurphy.com Attention:Frank W. Murphy, III, President

And
EControls Group, Inc. 235 Primrose Place San Antonio, Texas 78209 Facsimile:(210) 826-0412 E-mail: kgug@econtrols.com Attention:Kennon Guglielmo, President

with a copy to:	Norton Rose Fulbright US LLP 300 Convent Street, Suite 2100 San Antonio, Texas 78205-3792 Facsimile:(210) 270-7205 E-mail: daryl.lansdale@nortonrosefulbright.com Attention:Daryl L. Lansdale, Jr.

If to Buyer:	Sun Hydraulics Corporation 1500 University Parkway Sarasota, FL 34243 Attn: Wolfgang H. Dangel, President and CEO E-mail: Wolfgang.Dangel@sunhydraulics.com

with a copy to:	Shumaker, Loop & Kendrick, LLP 101 East Kennedy Boulevard Suite 2800 Tampa, FL 33602-515128 Facsimile: (813) 229-1660 E-mail: gyadley@slk-law.com Attention: Gregory C. Yadley

Interpretation

.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.  If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Headings

. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Severability

. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as otherwise provided in Section 5.07(e) or Section 5.17(c), if the final judgment of a court of competent jurisdiction determines that any term or other provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.  If the parties are unable to reach agreement to modify this Agreement in respect of any invalid, illegal or unenforceable term or other provision within thirty (30) days following the effective date of such final judgment, the court making the determination of invalidity, illegality or unenforceability shall have the power to delete specific words or phrases or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intent of the parties as closely as possible to the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Entire Agreement

. This Agreement (including the exhibits and schedules hereto) and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter; provided, however, that the parties agree that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Successors and Assigns

. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign or delegate any of its rights or obligations hereunder, in whole or in part, without the prior written consent of each other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder, including any obligations being assigned.  An assignment of obligations under this Agreement shall be conditioned upon the execution by the assignee of a written instrument expressly assuming the assigned obligations and the delivery of such instrument to each other party to this Agreement.  Any assignment or purported assignment that is not permitted by this Section 10.07 shall be null and void.

No Third-party Beneficiaries

. Except with respect to the Covered Persons to the extent provided in Section 5.15 and with respect to the Buyer Indemnitees and the Seller Indemnitees to the extent provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Amendment and Modification; Waiver

. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless expressly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(C).

Specific Performance

. The parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Counterparts

. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission capable of physical reproduction shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Unit Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: MURPHY GROUP, INC., an Oklahoma corporation By:/s/ Kennon Guglielmo Name: Kennon Guglielmo Title: President, Treasurer, and Secretary
ECONTROLS GROUP, INC., a Texas corporation By:/s/ Kennon Guglielmo Name: Kennon Guglielmo Title: President
BUYER: SUN HYDRAULICS CORPORATION, a Florida corporation By:/s/ Wolfgang H. Dangel Name: Wolfgang H. Dangel Title: President and CEO

Asset Transfer Agreement

This Asset Transfer Agreement (this “Agreement”) is made and entered into as of _________ ____, 2016, by and between Enovation Controls, LLC, an Oklahoma limited liability company (“Enovation”), and Genisys Controls, LLC, a Delaware limited liability company (“Newco”).  Enovation and Newco are sometimes referred to herein individually as a “Party” and together as the “Parties.”

Recitals

Enovation is engaged in four lines of business:  the power controls business (the “PC Business”), the vehicle technologies business (the “VT Business”), the engine controls and fuel systems business (the “ECFS Business”) and the natural gas production controls business (the “NGPC Business”).

Murphy Group, Inc., an Oklahoma corporation, and EControls Group, Inc., a Texas corporation (together, the “Sellers”), being the holders of all of the outstanding Class A Units of Enovation, have entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Sun Hydraulics Corporation, a Florida corporation (the “Buyer”), pursuant to which the Buyer will acquire all of such outstanding Class A Units of Enovation (the “Purchase Transaction”) at a closing to be held at such future time when the conditions specified in the Purchase Agreement have been satisfied or waived (the “Closing”).

The Purchase Agreement contemplates that, immediately prior to the Closing, (1) Enovation will effect a reorganization (the “Reorganization”) in which all properties, assets, liabilities and employees of Enovation other than those pertaining to the PC Business and the VT Business (collectively, the “Retained Business”), but including those pertaining to the ECFS Business and the NGPC Business (collectively, the “Newco Business”), will be assigned and transferred to Newco and (2) thereafter, the Class A Units of Newco will be distributed by Enovation to the Sellers (the “Spin-Off”).

Enovation has caused the formation of Newco and is the holder, beneficially and of record, of all of the issued and outstanding Class A Units of Newco.

This is the Asset Transfer Agreement contemplated by the Purchase Agreement and, by this Agreement, Enovation and Newco desire to effect the Reorganization on the terms and conditions set forth in this Agreement.

Agreement

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
Contribution

Section 1.01Contribution of Assets.  On the terms and conditions set forth in this Agreement, Enovation hereby contributes, assigns, transfers, conveys and delivers the Assets to Newco, and Newco hereby accepts, assumes and receives the Assets from Enovation, in each case effective as of the Effective Time (as defined in Section 1.6).  The “Assets” consist of all of Enovation’s right, title and interest in and to the Newco Business (including the goodwill of Enovation related to the Newco Business) and all of the assets, properties and other rights of Enovation (in each case other than any of the foregoing that are Retained Assets (as defined in Section 1.2)), wherever located, whether tangible or intangible, recorded or unrecorded, as the same exist as of the Effective Time, including all of Enovation’s right, title and interest in and to the assets, properties and other rights described in the following subsections:

(a)the real property described on Schedule 1.1(a) and all buildings, plants and structures located on such real property;

(b)the real property leases listed on Schedule 1.1(b), the leasehold interest of Enovation in the real property leased pursuant to such leases and all buildings, plants and structures located on such real property;

(c)all trucks, automobiles, trailers and other titled vehicles (“Titled Vehicles”) described on Schedule 1.1(c);

(d)all items of inventory held for resale, work-in-process, finished goods, raw materials, supplies, samples and packaging items (including returned goods and any of the aforementioned in transit or in the possession of manufacturers, suppliers, distributors, dealers or other bailees) (collectively, “Inventory”), in each case that are not used primarily in the conduct of the Retained Business;

(e)all fixtures, furniture, equipment, machinery, tools, dies, spare parts, furnishings, office supplies, computer hardware and peripherals and other tangible personal property (other than Titled Vehicles and Inventory) not described in Section 1.2(e), including the tangible personal property listed on Schedule 1.1(e);

(f)all contracts, personal property leases and other agreements not described in Section 1.2(f) (together with the real property leases listed on Schedule 1.1(b), collectively, the “Assigned Contracts”), including the contracts, personal property leases and other agreements listed on Schedule 1.1(f);

(g)the patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights, and any other indicia of invention ownership issued by any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law) (“Governmental Authorities”), including inventor’s certificates, petty patents and patent utility models (collectively “Patent Rights”) not described in Section 1.2(g), including the Patent Rights listed on Schedule 1.1(g);

(h)trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (“Trademark Rights”) not described in Section 1.2(h), including the Trademark Rights listed on Schedule 1.1(h);

(i)all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the laws of any jurisdiction throughout the world, whether registered or unregistered (other than Patent Rights and Trademark Rights), including any and all: (i) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (ii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iii) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; and (iv) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation (collectively, “Other Intellectual Property”) not described in Section 1.2(i), including the Other Intellectual Property listed on Schedule 1.1(i);

(j)all rights to sue for (and remedies against) past, present and future infringements of, and rights of priority and protection of interests under applicable laws in, the Patent Rights, Trademark Rights and Other Intellectual Property described above in this Section 1.1;

(k)all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from any Governmental Authority (collectively, “Permits”) not described in Section 1.2(k);

(l)all cash (other than Retained Cash (as defined in Section 1.2(l))), cash equivalents, certificates of deposit, treasury bills, treasury notes and marketable securities;

(m)all accounts receivable and prepaid expenses not described in Section 1.2(m);

(n)all of the capital stock, units, membership interests, partnership interests and other equity securities of (i) GC&I Global, Inc., a Texas corporation, (ii) Murphy Industries, LLC, an Oklahoma limited liability company (“Murphy Industries”), and (iii) EControls, LLC, a Texas limited liability company (collectively, the “Newco Subsidiaries”), and any certificate or other evidence of ownership of any of the foregoing (collectively, the “Assigned Securities”);

(o)the minute books, equity security transfer ledgers and other corporate books and records relating to the ownership and corporate governance of Newco and the Newco Subsidiaries;

(p)all federal, state and local income tax records of Newco and the Newco Subsidiaries, all other tax records not related to the Retained Business and copies of all tax records described in Section 1.2(p);

(q)copies of all personnel files related to Transferred Employees (as defined in Section 1.5(a)) or any former employee of Enovation or its subsidiaries;

(r)without regard to any duplication of Section 1.2(r), a listing of each customer (including name, address and contact information) to whom Enovation sold (or contracted to sell) or provided any products or services in connection with the Newco Business and each prospect or potential customer identified by Enovation for such products or services;

(s)all (i) surveys, title policies and other books, records or documents relating to the real property described in Section 1.1(a) or Section 1.1(b), (ii) sales literature, marketing brochures and similar materials relating to the Newco Business, (iii) other books, records or other documents relating to the Newco Business or the other assets, properties and rights described in this Section 1.1, including all records, documents and data relating to customers and suppliers, sales and marketing information and accounting and financial information, in each of the foregoing cases in whatever format they exist, whether in hard copy or electronic format, and wherever located and (iv) other books, records or other documents not described in Section 1.2(s);

(t)all telephone and facsimile numbers, post office boxes, telephone and other directory listings and other similar property not described in Section 1.2(t);

(u)all rights pursuant to warranties, representations and guarantees made by suppliers, manufacturers, contractors or other parties in connection with any tangible personal property described in this Section 1.1;

(v)all insurance policies (including insurance proceeds paid or payable by any insurer in connection with any event, occurrence or circumstance prior to the Effective Time), other than Benefit Plans (as defined in Section 1.2(v)); and

(w)all other intangible rights relating to the Newco Business or any of the Assets described above and all counterclaims, set-offs or defenses Enovation may have with respect to any Assumed Liability (as defined in Section 1.3).

Section 1.02Retained Assets.  The Assets contributed, assigned, transferred, conveyed and delivered by Enovation to Newco pursuant to this Agreement will not include any of the Retained Assets, with respect to each of which Enovation shall retain all right, title and interest from and after the Effective Time.  The “Retained Assets” consist of all of Enovation’s right, title and interest in and to the Retained Business (including the goodwill of Enovation related to the Retained Business) and all of the assets, properties and other rights of Enovation, wherever located, whether tangible or intangible, recorded or unrecorded, as the same exist as of the Effective Time, that are described in the following subsections:

(a)the real property described on Schedule 1.2(a) and all buildings, plants and structures located on such real property;

(b)the real property leases described on Schedule 1.2(b), the leasehold interest of Enovation in the real property leased pursuant to such leases and all buildings, plants and structures located on such real property;

(c)all Titled Vehicles described on Schedule 1.2(c);

(d)all items of Inventory that are used primarily in the conduct of the Retained Business as reflected in the physical inventory taken not more than 7 days prior to the Closing, as adjusted based on increases and decreases reflected in Enovation’s ERP system from the time of the physical inventory to the Closing;

(e)all fixtures, furniture, equipment, machinery, tools, dies, spare parts, furnishings, office supplies, computer hardware and peripherals and other tangible personal property (other than Titled Vehicles or Inventory) that is used primarily in the conduct of the Retained Business, including the tangible personal property listed on Schedule 1.2(e) and on Schedule 1.7(a);

(f)all contracts, personal property leases and other agreements relating primarily to the operation of the Retained Business after the Effective Time or listed on Schedule 1.2(f) (together with the real property leases listed on Schedule 1.2(b), collectively, the “Retained Contracts”);

(g)all Patent Rights listed on Schedule 1.2(g);

(h)all Trademark Rights listed on Schedule 1.2(h);

(i)all Other Intellectual Property listed on Schedule 1.2(i) or otherwise primarily relating to the conduct of the Retained Business;

(j)all rights to sue for (and remedies against) past, present and future infringements of, and rights of priority and protection of interests under applicable laws in, the Patent Rights, Trademark Rights and Other Intellectual Property described above in this Section 1.2;

(k)all Permits relating to the real property described in Section 1.2(a) or Section 1.2(b), all other Permits relating primarily to the Retained Business and all other Permits that cannot be transferred to Newco under applicable law;

(l)all bank and deposit accounts and all cash therein as of the Closing (“Retained Cash”);

(m)all accounts receivable and prepaid expenses relating primarily to the Retained Business (excluding all receivables from Enovation’s affiliates, managers, employees, officers or members and any of their respective affiliates);

(n)all of the capital stock, units, membership interests, partnership interests and other equity securities of Enovation Controls India Private Limited, an India private company (“EC India”), and Enovation Controls Europe, Ltd., a United Kingdom private limited company (“EC Europe”), which holds all of the capital stock, units, membership interests, partnership interests and other equity securities of Enovation Controls, Ltd., a United Kingdom private limited company (“EC UK” and, together with EC India and EC Europe, the “Retained Subsidiaries”), and any certificate or other evidence of ownership of any of the foregoing;

(o)the minute books, equity security transfer ledgers and other corporate books and records relating to the ownership and corporate governance of Enovation and the Retained Subsidiaries;

(p)all federal, state and local income tax records of Enovation and the Retained Subsidiaries and other tax records related to the Retained Business;

(q)all personnel files for all current or former employees of Enovation;

(r)without regard to any duplication of Section 1.1(r), a listing of each customer (including name, address and contact information) to whom Enovation sold (or contracted to sell) or provided any products or services in connection with the Retained Business and each prospect or potential customer identified by Enovation for such products or services;

(s)all (i) surveys, title policies and other books, records or documents relating to the real property described in Section 1.2(a) or Section 1.2(b), (ii) sales literature, marketing brochures and similar materials relating to the Retained Business and (iii) other books, records or other documents relating to the Retained Business or the other assets, properties and rights described in this Section 1.2, including all records, documents and data relating to customers and suppliers, sales and marketing information and accounting and financial information, in each of the foregoing cases in whatever format they exist, whether in hard copy or electronic format, and wherever located;

(t)all telephone and facsimile numbers, post office boxes, telephone and other directory listings and other similar property used primarily in the conduct of the Retained Business;

(u)all rights pursuant to warranties, representations and guarantees made by suppliers, manufacturers, contractors or other parties in connection with any tangible personal property described in this Section 1.2;

(v)all pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time-off, welfare, fringe-benefit and other similar agreements, plans, policies, programs or arrangements (collectively, “Benefit Plans”); and

(w)all other intangible rights primarily relating to the Retained Business or any of the Retained Assets described above and all counterclaims, set-offs or defenses Enovation may have with respect to any Retained Liability (as defined in Section 1.4).

Section 1.03Assumption of the Assumed Liabilities.  On the terms and conditions set forth in this Agreement, Enovation hereby assigns the Assumed Liabilities to Newco, and Newco hereby assumes the Assumed Liabilities from Enovation, in each case effective as of the Effective Time.  The “Assumed Liabilities” consist of all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) of Enovation (in each case other than any of the foregoing that are Retained Liabilities and specifically including the liabilities set forth on Schedule 1.3), as the same exist as of the Effective Time, including those arising under the Assigned Contracts.  For the avoidance of doubt, the phrase “as the same exist as of the Effective Time” at the end of the preceding sentence is not meant to limit the assumption by Newco of all liabilities, obligations and commitments arising or required to be performed after the Effective Time under the Assigned Contracts, including liabilities arising specifically as a result of the assignment thereof.  Newco covenants to Enovation that Newco shall pay, perform, discharge, satisfy and observe each of the Assumed Liabilities in accordance with their respective terms.

Section 1.04Retention of the Retained Liabilities.  The Assumed Liabilities assigned by Enovation to Newco, and assumed by Newco from Enovation, pursuant to this Agreement will not include any of the Retained Liabilities, each of which Enovation shall retain from and after the Effective Time.  The “Retained Liabilities” consist solely of the Liabilities of Enovation, as the same exist as of the Effective Time, that are described in the following subsections:

(a)accounts payable (excluding accounts payable to Enovation’s affiliates, managers, employees, officers or members and any of their respective affiliates), accrued taxes and other accrued current liabilities that have arisen or been incurred in the ordinary course of business of the Retained Business, consistent with past practice;

(b)Liabilities to be satisfied, performed or discharged after the Effective Time under the Retained Contracts;

(c)Liabilities to the Retained Employees (as defined in Section 1.5(a)) for (i) ordinary salary, wages and commissions payable with respect to Enovation’s current payroll period through and including the Effective Time and (ii) unused paid time off (vacation, personal days and sick leave) accrued as of the Effective Time; and

(d)other Liabilities set forth on Schedule 1.4(d).

Section 1.05Employees.

(a)Offers of Employment.  Newco has previously offered employment to each employee of Enovation other than the employees set forth on Schedule 1.2(q) (the “Retained Employees”), with each such offer to be effective as of the Effective Time and expressly conditioned upon the Closing.  Each such employee who accepts Newco’s offer of employment is referred to herein as a “Transferred Employee.”  Notwithstanding the foregoing, nothing contained herein, express or implied, is intended to confer upon any Transferred Employee any right to employment for any period by reason of this Agreement or any particular term or condition of employment.

(b)Paid Time Off.  Newco shall grant credit, under its leave policies, to each Transferred Employee for all unused vacation and sick leave accrued as of the Effective Time as an employee of Enovation, and Newco shall assume and discharge Enovation’s obligation to provide such vacation and sick leave to the Transferred Employees.

(c)Employee Benefit Plans.  Newco shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including health insurance plans), with coverage effective immediately at the Effective Time (and without exclusion from coverage on account of any pre-existing condition), with service with Enovation deemed service with Newco for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-insurance paid for the current plan year under any plan maintained by Enovation.

(d)401(k) Plan Rollovers.  Enovation shall permit each Transferred Employee who participates in Enovation’s 401(k) plan to elect to make direct rollovers of their account balances into Newco’s 401(k) plan as soon as administratively feasible after the Effective Time, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under Newco’s 401(k) plan, subject to compliance with applicable law and subject to the requirements of Newco’s 401(k) Plan.

Section 1.06Effective Time.  The contribution, assignment, transfer, conveyance and delivery of the Assets by Enovation to Newco (and the acceptance, assumption and receipt of the Assets by Newco) and the assignment of the Assumed Liabilities by Enovation to Newco (and the assumption of the Assumed Liabilities by Newco) pursuant to this Agreement shall become effective immediately prior to the effective time of the Spin-Off and the Closing (the “Effective Time”).

Section 1.07Predicate Transactions.  Prior to the Effective Time, Enovation shall, or shall cause its Affiliates, to consummate each of the following transactions:

(a)China Assets.  All right, title and interest of Murphy EControls Technologies (Hangzhou) Co., Ltd. and FW Murphy Int'l Trading (Shanghai) Co., Ltd. in and to the fixtures, furniture, equipment, machinery, tools, dies, spare parts, furnishings, office supplies, computer hardware and peripherals and other tangible personal property described in Schedule 1.7(a) shall be assigned, transferred, conveyed and delivered to Enovation.

(b)UK Contracts.  The contracts and other agreements listed on Schedule 1.7(b) shall be assigned and transferred by EC Europe and EC UK, as applicable, to Newco or one of the Newco Subsidiaries, as designed by Newco.

(c)EC Europe.  All right, title and interest of Murphy Industries, Inc. and Murphy Industries, as their interests shall appear, in and to the capital stock, units, membership interests, partnership interests and other equity securities of EC Europe shall be transferred and assigned to Enovation and the statutory share register in England shall be updated to reflect such ownership.

(d)EC India.  All right, title and interest of Murphy Industries in and to the capital stock, units, membership interests, partnership interests and of EC India consisting of a 0.1% interest, shall be transferred and assigned to EC Europe and the statutory share register, if any, of such company shall be updated to reflect such ownership.

Section 1.08Further Documentation and Action.

(a)Closing Deliveries.  At or prior to the Closing, and effective as of the Effective Time, the Parties will execute and deliver to one another each of the following documents and instruments to further evidence the transactions contemplated by this Agreement:

(i)a special warranty deed conveying each parcel of real property described in Section 1.1(a) from Enovation to Newco, duly executed by Enovation;

(ii)endorsed vehicle titles conveying the Titled Vehicles described in Section 1.1(c) from Enovation to Newco, duly executed by Enovation;

(iii)an Assignment of Contracts assigning the Assigned Contracts from Enovation to Newco, duly executed by each of the Parties;

(iv)an Assignment of Patents and Patent Applications conveying the Patent Rights listed on Schedule 1.1(g) from Enovation to Newco, duly executed by each of the Parties;

(v)an Assignment of Trademarks conveying the Trademark Rights listed on Schedule 1.1(h) from Enovation to Newco, duly executed by each of the Parties;

(vi)with respect to any Assigned Securities that are certificated, the certificates representing such Assigned Securities duly endorsed in blank by Enovation or accompanied by stock or equity interest transfer powers duly executed in blank by Enovation;

(vii)with respect to any Assigned Securities that are not certificated, an Assignment of Equity Interests conveying such Assigned Securities from Enovation to Newco, duly executed by Enovation;

(viii)a Bill of Sale conveying the other Assets from Enovation to Newco, duly executed by Enovation; and

(ix)an Assignment of Liabilities, assigning the Assumed Liabilities from Enovation to Newco, duly executed by each of the Parties.

(b)Further Assurances.  After the Effective Time, and without further consideration, each Party covenants and agrees that it will execute and deliver to the other Party such further instruments of transfer and assignment as the other Party may reasonably request, and take such further actions as the other Party may reasonably request, to more effectively contribute, assign, transfer, convey and deliver the Assets, and assign the Assumed Liabilities, to Newco and to otherwise consummate the transactions contemplated by this Agreement.

(c)Assigned Contracts Requiring Consent.  If any Assigned Contract may not be validly assigned and transferred by Enovation to Newco without the consent, waiver or approval of a third party that has not been obtained as of the Effective Time:

(i)this Agreement shall not constitute an assignment or transfer (or an attempted assignment or transfer) of such Assigned Contract unless and until such consent, waiver or approval has been obtained;

(ii)Newco will use commercially reasonable efforts to obtain such consent, waiver or approval at the earliest practicable time and Enovation shall cooperate with such efforts as Newco may reasonably request, all at Newco’s expense;

(iii)Enovation will continue to be bound by such Assigned Contract from and after the Effective Time until the receipt of such consent, waiver or approval, at which time Enovation and Newco will take all necessary action to effect the assignment and transfer of such Assigned Contract to Newco;

(iv)prior to such assignment and transfer, at the direction and at the expense of Newco, Enovation will pay, perform and discharge fully all of its obligations under such Assigned Contract;

(v)prior to such assignment and transfer, without further consideration therefor, Enovation will pay, assign and remit to Newco promptly upon receipt all monies, rights and other consideration received in respect of such Assigned Contract and otherwise cooperate with Newco in all respects to provide Newco with all benefits under such Assigned Contract; and

(vi)prior to such assignment and transfer, at the direction and at the expense of Newco, enforce any and all rights of Enovation arising from such Assigned Contract against any other party or parties thereto (including the right to elect to terminate such Assigned Contract in accordance with its terms).

(d)Remittance of Payments.  Enovation agrees that, after the Effective Time, it will hold and will promptly transfer and deliver to Newco, from time to time as and when received by it, any cash, checks with appropriate endorsements (using its best efforts not to convert such checks into cash), or other property that it may receive on or after the Effective Time that properly belongs to Newco, including any payment of accounts receivable described in Section 1.1(m) or insurance proceeds, and will account to Newco for all such receipts.  Notwithstanding anything herein to the contrary and without limiting the foregoing, effective at the Effective Time, Enovation hereby constitutes and appoints Newco, its successors and assigns, the true and lawful attorney of Enovation with full power of substitution, in the name of Newco, or the name of Enovation, on behalf of and for the benefit of Newco, to (i) collect all items being contributed, assigned, transferred, conveyed and delivered by Enovation to Newco pursuant to this Agreement, including all accounts receivable described in Section 1.1(m) (including by endorsement in the name of Enovation, without recourse, of any checks, notes or other instruments), (ii) institute and prosecute all claims, actions, causes of action, demands, lawsuits, arbitrations, litigation and other proceedings by or before a Governmental Authority (each, an “Action”) that Newco may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, including all accounts receivable described in Section 1.1(m), although Newco shall have no obligation to do so, (iii) defend and compromise any and all Actions in respect of any of the Assets or the Assumed Liabilities, and (iv) do all such acts and things in relation to the foregoing as Newco may deem advisable.  Enovation agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Enovation, directly or indirectly, whether by the dissolution of Enovation or in any manner or for any reason.

(e)Access to Books and Records.  Newco agrees that it will maintain, and cause each of the Newco Subsidiaries to maintain, all of the books and records relating to Enovation and the Newco Subsidiaries that are included in the Assets for a period of seven (7) years after the Effective Time.  Following the Effective Time, either Party may request in writing access to any books, records or other documents (including tax returns) that are transferred or allocated to the other Party pursuant to this Agreement for a proper purpose, including litigation, tax audits and responding to customer or supplier inquiries.  The Party receiving any such request shall provide the requesting Party (or its representatives) with access, as soon as reasonably practicable following receipt of the request, to the requested materials to the extent that such materials are in the possession or control of such Party and to the extent that access to such materials is reasonably necessary to satisfy a proper purpose specified in the request.  Such access shall be provided during the normal business hours of the Party providing access and in a manner that reasonably minimizes any disruption to the normal operations of the Party providing access.  The requesting Party shall have the right to copy, at its expense, any materials made available to it under this Section 1.8(e).  A Party shall not be required to provide access to materials under this Section 1.8(e) unless the Party (and its representatives) being provided with access are bound by customary confidentiality covenants in favor of the Party providing access.

ARTICLE II
MISCELLANEOUS

Section 2.01Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.  The schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 2.02Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party.

Section 2.03Parties in Interest.  This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and assigns.

Section 2.04Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 2.05Severability.  If any term, provision, section, subsection, paragraph or other portion of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, either in whole or in part, the legality, validity or enforceability of the remaining terms, provisions, sections, subsections, paragraphs and other portions of this Agreement shall not be affected thereby, and each such term, provision, section, subsection, paragraph and other portion of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

Section 2.06Drafting Conventions.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.  As used in this Agreement, the word “including” shall be deemed to mean “including, without limitation” and, unless otherwise expressly provided, shall not limit the words or terms preceding such word.

Section 2.07Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

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Signature Page to Follow}

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Transfer Agreement as of the date first above written.

Enovation:

Enovation Controls, LLC, an Oklahoma limited liability company

By:______________________________

Name:

Title:

Newco:

Genisys Controls, LLC, a Delaware limited liability company

By:______________________________

Name:

Title:

SLK_TAM:#2588997